Exhibit 10.2

Execution Version

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms set forth herein, this “Agreement”), dated as of May 20, 2019, is made by and among: (a) Aegerion Pharmaceuticals, Inc. (“Aegerion”) and each of its subsidiaries that are party hereto (collectively with Aegerion, the “Company”); (b) each of the undersigned holders (each, a “Consenting Lender” and, collectively, the “Consenting Lenders”, including any holders that execute a Lender Joinder (as defined below) after the date hereof) of claims (as defined in section 101(5) of title 11 of the United States Code (the “Bankruptcy Code”)) against the Company (the “Claims”) arising under or in connection with: (i) that certain Indenture, dated as of August 15, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Convertible Notes Indenture” and a holder of such Claims, the “Consenting Noteholders”), (ii) that certain Bridge Credit Agreement, dated as of November 8, 2018 (as amended, supplemented or otherwise modified prior to the date hereof, the “Bridge Credit Agreement” and a holder of such Claims, the “Consenting Bridge Lenders”), and/or (iii) that certain Amended and Restated Loan and Security Agreement, dated as of March 15, 2018 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Intercompany Credit Agreement” and the holder of such Claims, presently Novelion Therapeutics Inc. (“Novelion Therapeutics”) or a wholly-owned direct or indirect subsidiary thereof (excluding Aegerion and its subsidiaries, and including Novelion Services USA, Inc. (“Novelion Services”), and collectively, “Novelion”)1, in its capacity as such and as a holder of other Claims against and equity interests in the Company (including Claims in connection with the Amended Shared Services Agreements (as defined below)), and the Intercompany Credit Agreement, together with the Convertible Notes Indenture and the Bridge Credit Agreement, and their respective ancillary and related documents, the “Credit Documents”); and (c) Amryt Pharma plc (the “Plan Investor” and collectively with the Consenting Lenders, the “Plan Support Parties”). The Company and each of the Plan Support Parties are each referred to herein as a “Party”, and collectively, as the “Parties”. Each of the Consenting Noteholders, the Consenting Bridge Lenders and Novelion, as applicable, are referred to herein as a “Consenting Class.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Plan (as defined below).

RECITALS

WHEREAS, the Company has determined that it would be in its best interests to implement a restructuring of its indebtedness and other obligations through the prosecution of “pre-negotiated” chapter 11 cases (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Parties have agreed that, in connection with the restructuring of the Company, the Plan Investor will acquire 100% of the equity of reorganized Aegerion in exchange for equity of the Plan Investor as set forth in, and the Parties shall otherwise consummate the transactions contemplated by, the Plan Funding Agreement (as defined below) and related documents, including the Plan (as defined below) and the other Definitive Documentation (as

1 For purposes of this Agreement, Novelion shall not be deemed to be an Affiliate of Aegerion and Aegerion shall not be deemed to be an Affiliate of Novelion.

defined below) (collectively, the “Transaction”), on the terms and subject to the conditions set forth in the Plan Funding Agreement;

WHEREAS, the Parties have agreed on the terms of the Transaction, which are memorialized in this Agreement and: (a) the proposed chapter 11 plan for the Company, substantially in the form attached hereto as Exhibit A (as may be amended, modified, or supplemented from time to time, including any schedules and exhibits attached thereto, in each case, in accordance with the terms hereof, the “Plan”); and (b) the Plan Funding Agreement between the Company and the Plan Investor, attached hereto as Exhibit B (as the same may be amended, modified, or supplemented from time to time, in accordance with the terms hereof, the “Plan Funding Agreement”), and executed concurrently herewith; and

WHEREAS, subject to the terms hereof and, as required, appropriate approvals of the Bankruptcy Court, the following sets forth the agreement between the Parties concerning their respective obligations in connection with the Transaction and the Bankruptcy Cases.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:

AGREEMENT

Section 1.         Chapter 11 Plan and Definitive Documentation.

1.1	Support of Plan and Definitive Documentation.

(a)	Subject to the terms of this Agreement, including the terms set forth in the immediately following sentence, so long as the Termination Date (as defined below) has not occurred, the Company agrees to: (i) use reasonable best efforts to take any actions, and do or cause to be done all things, necessary, appropriate or advisable in furtherance of the Transaction and the consummation thereof as promptly as practicable (and, in any event, within the time frames contemplated by this Agreement); (ii) commence the Bankruptcy Cases and file and seek approval on an interim and final (to the extent applicable) basis of “first day” motions (including (x) a motion seeking approval of a postpetition credit facility (the “DIP Facility” or the “DIP Credit Agreement”), substantially in the form attached hereto as Exhibit C) as may be amended, modified, or supplemented from time to time in accordance with the terms hereof, as well as the other Loan Documents (as defined in the DIP Credit Agreement, (y) a motion seeking approval of the Company’s assumption of (A) that certain Master Service Agreement dated as of December 1, 2016, but effective as of November 29, 2016, between Novelion Therapeutics and Aegerion and (B) that certain Master Service Agreement dated as of December 1, 2016, but effective as of November 29, 2016, between Novelion Services and Aegerion, each as amended by that certain Amendment to Shared Services Agreements dated as of May 20, 2019, between Novelion Therapeutics, Novelion Services and Aegerion (collectively, the “Amended Shared Services Agreements”) and (z) a motion (the “PFA Approval Motion”) seeking approval of the PFA Order (as defined below)) and with respect to all other “first day” motions, in the forms of the most recent drafts distributed in writing to the Plan Support Parties prior to the execution and delivery of this Agreement, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof (all such “first day” motions, collectively, the “First Day Motions”)); (iii) file the Plan and a related disclosure statement (as may be amended, modified or supplemented from time to time in accordance with the terms hereof, the “Disclosure Statement”), substantially in the form annexed hereto as Exhibit D, with the Bankruptcy Court and seek approval of the Disclosure Statement and confirmation of the Plan pursuant to the Confirmation Order (as defined below); (iv) act in good faith and use reasonable best efforts to support and complete successfully the solicitation of votes in favor of the Plan in accordance with the terms of this Agreement; (v) furnish any information reasonably requested by the Plan Investor (in the form and substance so requested) in connection with any application, notification or other document filed by or on behalf of the Plan Investor in connection with the Transaction, which information shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (vi) use reasonable best efforts to obtain any and all regulatory approvals and third-party approvals required, or otherwise reasonably requested by, any of the Plan Support Parties, to consummate or make effective the Transaction. Notwithstanding anything contained herein to the contrary, the Company is expressly permitted to take any and all actions contemplated by Sections 6.9 of the Plan Funding Agreement (such Sections of the Plan Funding Agreement and the actions contemplated thereby are sometimes referred to herein as the “Permitted Solicitation Activities”) and, so long as such actions are taken in accordance with the terms set forth therein, the Company shall not be deemed to be in breach of the terms set forth herein.

(b)	Subject to the terms of this Agreement, so long as the Termination Date has not occurred, each Consenting Lender hereby agrees that it shall: (i) subject to the receipt by such Consenting Lender of the Disclosure Statement and Solicitation Materials (as defined below) approved by the Bankruptcy Court, and subject to the acknowledgements set forth in Section 8 of this Agreement, timely vote its Claims, now or hereafter beneficially owned by such Consenting Lender or for which the Consenting Lender now or hereafter serves as the nominee, investment manager or advisor for beneficial holders or over which it otherwise has voting power, to accept the Plan and otherwise in support and favor of the Transaction; provided that such vote shall be immediately revoked and deemed void ab initio upon termination of this Agreement as to such Consenting Lender prior to the confirmation of the Plan pursuant to the terms hereof; (ii) not change or withdraw (or cause to be changed or withdrawn) any such vote, subject to the proviso in the immediately preceding clause (i) of this Section 1.1(b); (iii) not, directly or indirectly, (x) object to, delay, impede or take any other action to interfere with acceptance, approval, confirmation or implementation of the Plan or the Transaction (or support any other person’s efforts to do any of the foregoing), (y) except as to Novelion at the request of the Company in connection with Permitted Solicitation Activities, (A) initiate, solicit, encourage or facilitate any inquiries, proposals or offers from any Person other than the Plan Investor and its Affiliates (as defined in the Plan Funding Agreement) and its and their respective advisors, consultants, legal counsel, investment bankers, agents and other representatives (with respect to any Person, the “Representatives” thereof) that are providing services in connection with the Transaction, relating to, or that could reasonably result in, alone or together with any other related transactions, any merger, acquisition, exchange, divestiture, sale of material assets or equity, business combination, recapitalization, joint venture, or other transaction directly or indirectly involving the equity, voting power or all or a material portion of the assets of Novelion or the Company or any of their respective subsidiaries, or any other similar transaction that would serve as an alternative to the Transaction or could reasonably be expected to impede, interfere with, prevent or delay the consummation of the Transaction or otherwise dilute in any material respect the benefits reasonably expected by the Plan Support Parties (any such transaction, an “Alternative Transaction”); (B) participate in discussions or negotiations with any Person regarding Novelion or the Company or any of their respective subsidiaries, the Plan, or the Transaction with respect to, or that would reasonably be expected to result in, an Alternative Transaction; or (C) propose, support, solicit, encourage, or participate in the formulation of any chapter 11 plan or any other restructuring or reorganization of the Company in the Bankruptcy Cases other than the Plan, or (z) otherwise take any action that would in any material respect interfere with, delay or postpone the consummation of the Transaction or otherwise dilute in any material respect the benefits reasonably expected by the Plan Support Parties; (iv) use its reasonable best efforts to take any and all necessary, appropriate or advisable actions in furtherance of the Transaction and the consummation thereof as promptly as practicable (and, in any event, within the time frames contemplated by this Agreement), including supporting the confirmation of the Plan and entry of the Confirmation Order; and supporting (and not objecting to) the First Day Motions; and (v) use reasonable best efforts to obtain any and all regulatory approvals and third-party approvals required, or otherwise reasonably requested, by the Company or any of the Plan Support Parties, to consummate or make effective the Transaction.

(c)	Each Consenting Lender hereby agrees that, (i) so long as the Termination Date has not occurred and (ii) in the event the Termination Date occurs pursuant to (x) Section 2.2(a) of this Agreement, (y) Sections 2.2(c), 2.2(g) or 2.2(h) of this Agreement on or after the date the Company receives any solicited or unsolicited bona fide Company Alternative Proposal (as defined in the Plan Funding Agreement) that has not been withdrawn or terminated or (z) as elected by any Consenting Lender pursuant to Section 2.1 of this Agreement (other than Sections 2.1(k), 2.1(p) or 2.1(q) of this Agreement) on or after the date the Company receives any solicited or unsolicited bona fide Company Alternative Proposal that has not been withdrawn or terminated, each Consenting Lender shall vote against any Alternative Transaction, Company Alternative Transaction or Company Alternative Proposal, and any plan of reorganization that supports any of the foregoing, in the Bankruptcy Court and use reasonable best efforts to oppose the Bankruptcy Court’s approval of any such Alternative Transaction, Company Alternative Transaction or Company Alternative Proposal; provided, however, the foregoing obligation in the case of clause (ii) above shall lapse if, following inquiry in writing by the Consenting Lenders regarding whether the Plan Investor continues to be willing to consummate the Transaction in accordance with the Definitive Documentation, the Plan Investor does not agree within five (5) business days following the inquiry (subject to withdrawal at any time upon five (5) business days’ notice) that it would be willing to re-execute and deliver the Definitive Documents promptly after the other parties thereto re-execute and deliver same and consummate the Transaction in accordance with the Definitive Documentation if re-executed by the parties thereto. Notwithstanding anything to the contrary herein or in the Plan Funding Agreement, each Consenting Lender’s obligations under this Section 1.1(c) shall survive the Termination Date and shall remain in full force and effect until the earlier of the consummation of the Plan, any Alternative Transaction or Company Alternative Transaction.

(d)	So long as the Termination Date has not occurred, the Plan Investor hereby agrees that it shall, and shall cause its Affiliates to, comply with the terms set forth in the Plan Funding Agreement until the closing of the Transaction contemplated thereby.

(e)	The Backstop Parties hereby agree to backstop the Rights Offering and in connection therewith to execute the Backstop Commitment Agreement on or prior to the date of entry of the Disclosure Statement Order in substantially the form attached to Exhibit E hereto.

(f)	Without limiting any other provision hereof, until the Termination Date, the Company and each of the Plan Support Parties hereby agrees to use reasonable best efforts to negotiate in good faith each of the definitive agreements and documents referenced in, or reasonably necessary to effectuate, the Transaction, this Agreement and the Plan, which shall consist of, among other things: (i) all amendments, exhibits and supplements to the Plan and to the Disclosure Statement; (ii) the PFA Order and the Rights Offering procedures and agreements; (iii) the solicitation materials in respect of the Plan (such materials, collectively, the “Solicitation Materials”), and the order to be entered by the Bankruptcy Court approving the Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code (the “Disclosure Statement Order”); (iv) the order to be entered by the Bankruptcy Court confirming the Plan (the “Confirmation Order”) and pleadings in support of entry of the Confirmation Order; (v) the Interim CC Order (as defined below) and the Final DIP Order (as defined below) to the extent not attached as exhibits to the DIP Credit Agreement; (vi) the Amended Shared Services Agreements; and (vii) such other documents, pleadings, agreements or supplements as may be reasonably necessary to implement the Transaction, including, but not limited to, the new convertible notes indenture and the credit agreement for the new first lien secured credit facility in accordance with the term sheets attached hereto as Exhibits F and G, respectively (collectively, as may be amended, modified or supplemented from time to time, (and together with the Plan, the Disclosure Statement and any other definitive agreements and documents attached as exhibits hereto, the “Definitive Documentation”)), which Definitive Documentation shall be in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Company and each of the Required Parties (as defined below). For the avoidance of doubt, any references herein to any document constituting Definitive Documentation (including, without limitation, the Plan, the Disclosure Statement, the Solicitation Materials, the Disclosure Statement Order and the Confirmation Order) shall mean such document in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Company and each of the Required Parties.

(g)	Subject to the terms of this Agreement, so long as the Termination Date has not occurred, the Company and each Consenting Lender hereby agrees not to: (i) file any motion, application, adversary proceeding or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of any Claims (in any capacity) of a Consenting Lender or the liens securing such Claims, or (B) otherwise seeking to impose liability upon or enjoin a Consenting Lender (in any capacity); or (ii) support any motion, application, adversary proceeding or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consent to the standing of any such third party to bring such motion, application, adversary proceeding or cause of action.

For the avoidance of doubt, each of the Consenting Lenders, the Plan Investor and the Company also agrees, severally with respect to itself and not jointly, that, unless this Agreement is terminated in accordance with the terms hereof and subject to the Permitted Solicitation Activities and the right of each of the Plan Support Parties to take any action as may be set forth in this Agreement, the Plan Funding Agreement (including the actions contemplated by Section 6.9 of the Plan Funding Agreement in accordance with the terms set forth therein) or any other Definitive Documentation, it shall take such steps as are reasonably necessary to support, achieve approval of and consummate the Transaction on the terms set forth in this Agreement, the Plan Funding Agreement and the other Definitive Documentation and it will not take any action that would be expected to, in any material respect, interfere with, delay, or postpone the effectuation of the Transaction.

(h)	As used herein, the following terms shall have the following meanings: “Required Consenting Lenders” shall mean, as of the applicable date of determination, (i) the Consenting Lenders that own at least 50.1% of principal indebtedness outstanding (“Obligations”) and held by all Consenting Lenders party hereto under the Convertible Notes Indenture, (ii) Consenting Lenders that own at least 66.7% of the Obligations held by all Consenting Lenders party hereto under the Bridge Credit Agreement, and (iii) Consenting Lenders that own at least 50.1% of the Obligations held by all Consenting Lenders party hereto under the Intercompany Credit Agreement. “Required Consenting Bridge Lenders/Noteholders” shall mean (i) the Consenting Lenders that own at least 50.1% of the Obligations held by all Consenting Lenders party hereto under the Convertible Notes Indenture, and (ii) Consenting Lenders that own at least 66.7% of the Obligations held by all Consenting Lenders party hereto under the Bridge Credit Agreement. “Required Consenting Intercompany Lenders” shall mean Consenting Lenders that own at least 50.1% of the Obligations held by all Consenting Lenders party hereto under the Intercompany Credit Agreement.

Section 2.         Termination Events.

2.1	Plan Support Party Termination Events.

Subject to the terms set forth in Section 2.5, the occurrence of any of the following shall be a “Plan Support Party Termination Event”:

(a)	11:59 p.m. (prevailing Eastern Time) on the date that is one (1) business day after the date hereof unless prior thereto the Bankruptcy Cases have commenced in the Bankruptcy Court (the “Petition Date”);

(b)	solely in the case of the Plan Investor, one (1) business day after the Petition Date, unless prior thereto the Company has filed the PFA Approval Motion;

(c)	three (3) business days after the Petition Date, unless prior thereto the Bankruptcy Court has entered an order on an interim basis authorizing the Company to use cash collateral (the “Interim CC Order”);

(d)	solely in the case of the Plan Investor, twenty-one (21) calendar days after the Petition Date (subject to a seven (7) day extension if the Bankruptcy Court so requires), unless prior thereto the Bankruptcy Court has entered an order approving the PFA Approval Motion (the “PFA Order”);

(e)	solely in the case of Novelion, if the Company defaults in its payment obligations under the Amended Shared Services Agreements, and such default remains uncured after the running of any applicable cure period, or has filed a motion to reject the Amended Shared Services Agreements;

(f)	thirty-five (35) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered an order on a final basis authorizing the Company to enter into the DIP Facility (the “Final DIP Order”);

(g)	sixty (60) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered an order approving (i) the Disclosure Statement and authorizing the solicitation of votes on the Plan and (ii) the procedures with respect to the Rights Offering;

(h)	one hundred twenty (120) calendar days after the Petition Date, unless prior thereto the Bankruptcy Court has entered the Confirmation Order;

(i)	the Outside Date (as defined in the Plan Funding Agreement in the form attached as Exhibit B to this Agreement on the Petition Date), as extended pursuant to the definition thereof in the Plan Funding Agreement (in the form attached as Exhibit B to this Agreement on the Petition Date), unless prior thereto the effective date for the Plan has occurred;

(j)	the occurrence of (A) any material breach by the Company of any of the undertakings or covenants of the Company set forth in this Agreement, or (B) any breach of any representation or warranty of the Company set forth in this Agreement unless the breach of such representation or warranty does not, and would not, reasonably be expected to, individually or together with any other uncured breaches, result in a Company Material Adverse Effect (as defined in the Plan Funding Agreement), unless, in each case, such breach is cured or waived by the Plan Support Parties within thirty (30) days after written notice of such breach is provided to the Company by any Party in accordance with the terms hereof;

(k)	solely in the case of the Consenting Lenders, the occurrence of any material breach by the Plan Investor of any of the undertakings or covenants, representations, or warranties of the Plan Investor set forth in this Agreement, unless, in each case, such breach is cured by the Plan Investor or waived by the Required Consenting Lenders within three (3) days after written notice of such breach is provided to the Plan Investor in accordance with the terms hereof;

(l)	solely in the case of the Plan Investor, the occurrence of any material breach by any Consenting Lender of any of the undertakings or covenants, representations, or warranties of any Consenting Lender set forth in this Agreement, unless, in each case, such breach is cured by such Consenting Lender or waived by the Plan Investor within three (3) days after written notice of such breach is provided to such Consenting Lender in accordance with the terms hereof; provided, however, that, with respect to any termination as a result of a breach by a Consenting Lender as herein provided, the Plan Support Party Termination Event arising as a result of such breach shall apply only to the breaching Consenting Lender (at which point, for purposes of Section 2.1(v), such breaching Consenting Lender shall cease to be deemed a Consenting Lender hereunder) and this Agreement shall otherwise remain in full force and effect with respect to the Company and all other remaining Parties without limiting the terms set forth in Section 2.1(v);

(m)	the filing of any pleading by the Company in the Bankruptcy Cases without the prior written consent of each of the Required Parties, that seeks to amend or modify this Agreement, the DIP Facility, the Backstop Commitment Agreement, the Rights Offering procedures, the Plan, the Disclosure Statement, the Plan Funding Agreement or any of the Definitive Documentation, which amendment, modification or filing is (i) materially inconsistent with this Agreement, the Plan, the Plan Funding Agreement and/or the Definitive Documentation, as applicable, and (ii) materially adverse to the applicable Plan Support Party(ies); and such motion or pleading has not been withdrawn prior to three (3) business days after the Company receives written notice from the Required Consenting Bridge Lenders/Noteholders or the Required Consenting Intercompany Lenders or the Plan Investor that such motion or pleading is (x) materially inconsistent with this Agreement, the Plan, the Plan Funding Agreement and/or the Definitive Documentation, and (y) materially adverse to such Plan Support Party; provided, that nothing contained in this subsection shall limit the Company’s ability to conduct the Permitted Solicitation Activities pursuant to the Plan Funding Agreement;

(n)	the Company (i) withdraws the Plan, (ii) files, propounds or otherwise supports any plan of reorganization other than the Plan, or (iii) publicly announces its intention to do either of (i) or (ii); provided that nothing contained in this subsection shall limit the Company’s ability to conduct the Permitted Solicitation Activities pursuant to the Plan Funding Agreement;

(o)	the Company files with the Bankruptcy Court any motion or application seeking authority to sell any material assets thereof without the prior written consent of the Required Parties;

(p)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable law or order, making illegal or otherwise preventing or prohibiting the consummation of the Transaction;

(q)	any of the Bankruptcy Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, or a responsible officer or an examiner with enlarged powers relating to the operation of the businesses of the Company (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Bankruptcy Cases or the Company shall file a motion or other request for such relief;

(r)	the DIP Facility is terminated in accordance with the terms of the Final DIP Order or the Company’s right to use cash collateral is terminated in accordance with the terms of the Interim CC Order, the Final DIP Order or any separate cash collateral order that may have been entered in the Bankruptcy Cases;

(s)	the Bankruptcy Court shall enter an order terminating, annulling, modifying or conditioning the automatic stay with respect to any material assets of the Company that would be reasonably likely to have a Company Material Adverse Effect (as defined in the Plan Funding Agreement), without the prior written consent of the Required Parties;

(t)	the termination of the Plan Funding Agreement in accordance with the terms thereof;

(u)	any of the orders of the Bankruptcy Court approving this Agreement, the DIP Facility (including the use of cash collateral), the Rights Offering procedures, the Plan Funding Agreement, the Plan or the Disclosure Statement, or the PFA Order, Confirmation Order or the Disclosure Statement Order or any other Definitive Documentation are reversed, vacated or otherwise materially modified in a manner inconsistent with this Agreement, the Plan Funding Agreement or the Plan and materially adverse to any of the Plan Support Parties without the written consent of the Plan Investor and written consent of the Required Consenting Bridge Lenders/Noteholders (to the extent Novelion is not materially adversely affected thereby), Novelion (to the extent Novelion but not any of the Consenting Bridge Lenders or Consenting Noteholders is materially adversely affected thereby) or the Required Consenting Lenders (if Novelion and other Consenting Lenders are materially adversely affected thereby), unless the Company promptly thereafter files a motion for reconsideration, reargument or rehearing and such reversal, vacation or other material modification is rescinded within thirty (30) days after the filing thereof;

(v)	the Consenting Lenders at any time own less than 66.67% of the Obligations under each of the Convertible Notes Indenture, the Bridge Credit Agreement and the Intercompany Credit Agreement; provided that (i) no such Consenting Lender shall have the right to terminate this Agreement pursuant to this clause (v), and (ii) if any time the Consenting Lenders do not satisfy the foregoing threshold, then a Plan Support Party Termination Event shall not be deemed to have occurred under this clause (v) until the date that is fifteen (15) days following the date that such threshold shall have ceased to be satisfied, it being agreed that if the failure to satisfy such threshold shall have been cured (including by joining additional Consenting Lenders to this Agreement) on or prior to the expiration of such fifteen (15) days period, then a Plan Support Party Termination Event shall not be deemed to have occurred pursuant to this clause (v); and

(w)	the Company loses the exclusive right to file and solicit acceptances of a chapter 11 plan; and

(x)	(i) the Company or any Consenting Lender files any motion, application, adversary proceeding or cause of action (A) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of any Claims (in any capacity) of a Consenting Lender or the liens securing such Claims, or (B) otherwise seeking to impose liability upon or enjoin a Consenting Lender (in any capacity); or (ii) the Company or any Consenting Lender supports any motion, application, adversary proceeding or cause of action referred to in the immediately preceding clause (i) filed by a third party, or consents to the standing of any such third party to bring such motion, application, adversary proceeding or cause of action.

2.2	Company Termination Events.

Subject to the terms set forth in Section 2.5, the occurrence of any of the following shall be a “Company Termination Event” and together with any Plan Support Party Termination Event, a “Termination Event”:

(a)	the Company shall be entitled to terminate the Plan Funding Agreement pursuant to Section 8.1(b)(iii) thereof, subject to the terms and limitations thereof;

(b)	the occurrence of (i) any material breach by the Plan Investor of any of the material undertakings or material covenants of the Plan Investor set forth in this Agreement, or (ii) any breach of any representation or warranty of the Plan Investor set forth in this Agreement unless the breach of such representation or warranty would not, individually or in the aggregate, reasonably be expected to have a Plan Investor Material Adverse Effect (as defined in the Plan Funding Agreement), unless, in each case, such breach is cured or waived within thirty (30) days after written notice of such breach is provided to the Plan Investor in accordance with the terms hereof.

(c)	the occurrence of (i) any material breach by any Consenting Lender of any of the material undertakings or material covenants of such Consenting Lender set forth in this Agreement, or (ii) any breach of any representation or warranty of any Consenting Lender set forth in this Agreement unless the breach of such representation or warranty would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Consenting Lender to consummate the Transaction as herein provided, unless, in each case, such breach is cured or waived within thirty (30) days after written notice of such breach is provided to such Consenting Lender in accordance with the terms hereof; provided, however, that, with respect to any termination as a result of a breach by a Consenting Lender as herein provided, the Company Termination Event arising as a result of such breach shall apply only to the breaching Consenting Lender and this Agreement shall otherwise remain in full force and effect with respect to the Company and all other remaining Parties, without limiting the terms set forth in the immediately following clause (d);

(d)	the Consenting Lenders at any time own less than 66.67% of the Obligations under each of the Convertible Notes Indenture, the Bridge Credit Agreement and the Intercompany Credit Agreement, provided that if any time the Consenting Lenders do not satisfy the foregoing threshold, then a Company Termination Event shall not be deemed to have occurred under this clause (d) until the date that is thirty (30) days following the date that such threshold shall have ceased to be satisfied, it being agreed that if the failure to satisfy such threshold shall have been cured (including by joining additional Consenting Lenders to this Agreement) on or prior to the expiration of such thirty (30) days period, then a Company Termination Event shall not be deemed to have occurred pursuant to this clause (d);

(e)	any court of competent jurisdiction or other competent governmental or regulatory authority issues a final, non-appealable law or order, making illegal or otherwise preventing or prohibiting the consummation of the Transaction;

(f)	any of the Bankruptcy Cases shall be dismissed or converted to chapter 7;

(g)	the termination of the Plan Funding Agreement in accordance with the provisions thereof; and

(h)	the Outside Date (as defined in the Plan Funding Agreement in the form attached as Exhibit B to this Agreement on the Petition Date), as extended pursuant to the definition thereof in the Plan Funding Agreement (in the form attached as Exhibit B to this Agreement on the Petition Date), unless prior thereto the effective date for the Plan has occurred.

Notwithstanding the foregoing, any of the dates or deadlines set forth in Sections 2.1-2.2 of this Agreement may be extended by the written agreement of each of the Company and the Required Parties.

2.3	Company Termination Event Procedures.

Subject to the terms set forth in Section 2.5 and Section 2.7, upon the occurrence of any Company Termination Event, the Company may elect to terminate this Agreement by delivering written notice thereof to the other Parties; provided that if the Company exercises such right only in respect of one or more Consenting Lenders as contemplated by Section 2.2(c), then, subject to the terms set forth in Section 2.2(c), 2.2(d) and Section 2.7, this Agreement shall terminate only in respect of such Consenting Lender or Consenting Lenders (the date of the effectiveness of such termination, the “Company Termination Date”) and such Consenting Lender or Consenting Lenders shall cease to be deemed a Consenting Lender hereunder from and after such date.

2.4	Plan Support Party Termination Event Procedures.

(a)	Subject to the terms set forth in Section 2.5 and Section 2.7, the Plan Investor shall have the right to terminate this Agreement upon the occurrence of any Plan Support Party Termination Event (other than the Plan Support Termination Events set forth in Sections 2.1(e) and 2.1(1)) in accordance with this Section 2.4. Subject to the terms set forth in Section 2.5 and Section 2.7, the Required Consenting Bridge Lenders/Noteholders shall have the right to terminate this Agreement upon the occurrence of a Plan Support Party Termination Event (other than the Plan Support Termination Events set forth in Sections 2.1(b), 2.1(d), 2.1(e) and 2.1(1)) in accordance with this Section 2.4. Subject to the terms set forth in Section 2.5 and Section 2.7, the Required Consenting Intercompany Lenders shall have the right to terminate this Agreement upon the occurrence of a Plan Support Party Termination Event (other than the Plan Support Termination Events set forth in Sections 2.1(b), 2.1(d), 2.1(k) and 2.1(1)) in accordance with this Section 2.4. Subject to the terms set forth in the immediately preceding three sentences and Section 2.5 and Section 2.7, upon the occurrence of a Plan Support Party Termination Event, the Plan Investor, the Required Consenting Bridge Lenders/Noteholders or the Required Consenting Intercompany Lenders, as applicable, (in such capacity, the “Terminating Party”), may elect to terminate this Agreement with respect to such Terminating Party by delivering written notice thereof to the other Parties; provided that if the Plan Investor exercises such right only in respect of one or more Consenting Lenders as contemplated by Section 2.1(1), then, subject to the terms set forth in Section 2.1(1), 2.1(v) and Section 2.7, this Agreement shall terminate only in respect of such Consenting Lender or Consenting Lenders (the date of effectiveness of such termination, together with the Company Termination Date, being the “Termination Date”) and such Consenting Lender or Consenting Lenders shall cease to be deemed a Consenting Lender hereunder from and after such date. For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder, and the Company agrees it shall not take any action to enforce the automatic stay to prevent any valid termination of this Agreement and the PFA Order shall include a waiver of the automatic stay in connection therewith for purpose of providing notice or exercising rights hereunder.

(b)	Notwithstanding anything herein to the contrary, but subject to Section 2.1(1), Section 2.1(v), Section 2.2(c) and Section 2.2(d) of this Agreement, if a Termination Date shall occur in respect of any Consenting Lender, such termination and Termination Date shall apply only to such Consenting Lender (and such Consenting Lender shall cease to be deemed a Consenting Lender hereunder from and after such Termination) and this Agreement shall otherwise remain in full force and effect with respect to the Company, the Plan Investor and all such remaining Consenting Lenders.

2.5	Limitation on Termination.

Except with respect to a termination pursuant to Section 2.1(t), Section 2.2(a), Section 2.2(g) or Section 3 below, no Party shall have the right to terminate this Agreement if the Termination Event giving rise to such termination right is the result of the action or omission of such Party or any Affiliate thereof and the taking or failing to take such action by such Party or the applicable Affiliate thereof constitutes a breach of this Agreement, the Plan Funding Agreement or any other Definitive Document.

2.6	Consensual Termination.

In addition to any Termination Event otherwise set forth herein, this Agreement shall terminate immediately upon the written agreement of each of the Company, the Plan Investor, and the Required Consenting Lenders.

2.7	Effect of Termination.

Upon the valid termination of this Agreement, except as otherwise set forth herein (including if such termination only related to one or more Consenting Lenders but not this Agreement as an entirety): (a) this Agreement shall be of no further force and effect and each Party shall be released from its commitments, undertakings and agreements under this Agreement, and shall have the rights and remedies that it would have had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement; (b) any and all votes tendered by the Parties in respect of the Plan prior to such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with this Agreement, the Transaction, the Plan or otherwise; and (c) if Bankruptcy Court permission shall be required for a Consenting Lender to change or withdraw (or cause to be changed or withdrawn) its vote in favor of the Plan, no Party to this Agreement shall oppose any attempt by such Party to change or withdraw (or cause to be changed or withdrawn) such vote. Notwithstanding the foregoing, nothing in this section or elsewhere in this Agreement, shall relieve any Party from (i) liability for such Party’s breach of such Party’s representations, warranties, covenants, undertakings or obligations hereunder or under any other Definitive Document (including the liability of any Consenting Lender with respect to the period before any Termination Date with respect to such Consenting Lender), or (ii) obligations under this Agreement or any other Definitive Document that expressly survive termination of this Agreement, including, without limitation, the Company’s obligation (if any) to pay professional fees and expenses pursuant to Section 9.12 hereof that accrued on or prior to the Termination Date or the Company’s obligations (if any) to make payments to the Plan Investor under the PFA Order. Except with respect to the obligations under this Agreement that expressly survive termination of this Agreement (including, without limitation, the Company’s obligation (if any) to pay professional fees and expenses pursuant to Section 9.12) and this Section 2.7 or the Company’s obligations (if any) to make payments to the Plan Investor under the PFA Order, this Agreement shall terminate automatically without any further required action or notice upon consummation of the Plan.

Section 3.      Fiduciary Obligations.

3.1	The Company’s Fiduciary Obligations.

Notwithstanding anything to the contrary herein, but subject in all cases to compliance with the Plan Funding Agreement in all respects, the board of directors, board of managers, or such similar governing body of the Company, including any properly authorized committee thereof (each, a “Board”) shall be permitted to take (or permitted to refrain from taking) any action with respect to the Transaction as and to the extent permitted by Section 6.9 of the Plan Funding Agreement and may take such action without incurring any liability to the Consenting Lenders or the Plan Investor under this Agreement or the Plan as and to the extent permitted thereby; provided that nothing herein shall limit or otherwise affect the rights or remedies of (i) the Plan Investor under the Plan Funding Agreement or the PFA Order and (ii) the Consenting Lenders under Section 9.12 of this Agreement; provided, further, that nothing herein shall limit the rights of the Required Consenting Lender or the Plan Investor to terminate this Agreement to the extent the taking or refraining from taking any action pursuant to this Section 3.1 would otherwise constitute a Plan Support Party Termination Event (as determined without taking into account whether the taking or refraining from taking such action is permitted under this Section 3.1).

3.2	Consenting Lender Fiduciary Obligations.

Each Consenting Lender agrees not to request that the United States Trustee appoint an official committee of creditors or equity holders (either or both, an “Official Committee”) in the Bankruptcy Cases. Notwithstanding anything herein to the contrary, if any Consenting Lender is appointed to and serves on any Official Committee in the Bankruptcy Cases, the terms of this Agreement shall not be construed so as to limit such Consenting Lender’s exercise of its fiduciary duties to any person arising from its service on such Official Committee, and any such exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided that nothing in this Agreement shall be construed as requiring any Consenting Lender to serve on any Official Committee in any such chapter 11 case.

Section 4.	Conditions Precedent to Agreement.

The obligations of the Parties and the effectiveness of this Agreement are subject to satisfaction of each of the following (the date upon which all such conditions are satisfied, the “Effective Date”): (x) execution and delivery of signature pages for the Plan Funding Agreement and the Amended Shared Services Agreements by each of the parties thereto; and (y) execution and delivery of signature pages for this Agreement by each of the Company, the Plan Investor and the Consenting Lenders (who, in any event, shall hold not less than 66.67% of the Obligations under each of the Convertible Notes Indenture, the Bridge Credit Agreement and the Intercompany Credit Agreement).

Section 5.	Effects of Exclusivity Agreement.

5.1	Retention of Advance Pending PFA Order.

Reference is made to the letter agreement, dated as of April 11, 2019 (the “Exclusivity Agreement”), by and among Aegerion, the Plan Investor, Novelion, Highbridge Capital Management LLC and Athyrium Capital Management, LP. Within two (2) business days following the date the Bankruptcy Court enters the PFA Order, the Plan Investor shall repay the entire Advance (as defined in the Exclusivity Agreement), including any previously applied portion of the Advance, to Aegerion by wire transfer of immediately available funds to an account identified by Aegerion. Until such time, the Plan Investor shall be entitled to retain the Advance, notwithstanding the occurrence of a No Reimbursement Event (as defined in the Exclusivity Agreement) by the execution and delivery of this Agreement or any other Definitive Documentation.

5.2	Use of Advance Upon Failure to Obtain PFA Order.

Upon any termination of this Agreement pursuant to Section 2.1(d) or upon any termination of this Agreement by any Party other than the Plan Investor at a time when the PFA Order has not been entered and the Plan Investor could have terminated this Agreement pursuant to Section 2.1(d), the Plan Investor shall be entitled to retain the Advance and use it to pay Expenses (as defined in the Exclusivity Agreement), notwithstanding the occurrence of a No Reimbursement Event by the execution and delivery of this Agreement or any other Definitive Documentation. The Advance and any right to payment of Expenses shall be treated as provided in Section 4(c) through 4(g) of the Exclusivity Agreement.

5.3	Effect on Exclusivity Agreement.

Except for the provisions of Section 4 of the Exclusivity Agreement that survive the execution and delivery of this Agreement as contemplated by this Section 5, the terms and conditions set forth in the Exclusivity Agreement shall expire and be of no further force and effect upon the execution and delivery of this Agreement.

Section 6.	Representations, Warranties and Covenants.

6.1	Power and Authority.

Each Plan Support Party, severally with respect to itself and not jointly, represents, warrants, and covenants to the Company, and the Company, jointly and severally, represents, warrants, and covenants to each Plan Support Party, that (a) such Party has and shall maintain all requisite corporate, partnership, limited liability company or other applicable entity power and authority to enter into this Agreement and the other Definitive Documentation to which it is or will become a party and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement and such other Definitive Documentation, and (b) the execution and delivery of this Agreement and the other Definitive Documentation to which it is or will become a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary action on its part.

6.2	Enforceability.

Each Plan Support Party, severally with respect to itself and not jointly, represents and warrants to the Company, and the Company, jointly and severally, represents and warrants to each Plan Support Party, that this Agreement and each other Definitive Documentation to which it is or will become a party is (or will be) its legally valid and binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling or approval of the Bankruptcy Court.

6.3	Governmental Consents.

Each Plan Support Party, severally with respect to itself and not jointly, represents and warrants to the Company, and the Company, jointly and severally, represents and warrants to each Plan Support Party that its execution, delivery, and performance of this Agreement and the other Definitive Documentation to which it is or will become a party does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any federal, state, or other governmental authority or regulatory body, except: (a) as may be necessary and/or required by the Securities and Exchange Commission or federal securities laws, rules or regulations, national securities exchange, the Financial Conduct Authority or other applicable state or provincial securities or “blue sky” laws; (b) any of the foregoing as may be necessary and/or required in connection with the Bankruptcy Cases, including the approval of the Disclosure Statement and confirmation of the Plan by the Bankruptcy Court; (c) in the case of the Company or the Plan Investor, (i) filings of amended articles of incorporation or formation or other organizational or constating documents with applicable state or other local authorities that are required to implement the Transaction as contemplated by the Plan Funding Agreement, and (ii) other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Company or the Plan Investor; (d) authorizations, consents, orders or approvals of, or registrations or declarations with, any Governmental Entity (as defined in the Plan Funding Agreement), that have been or will be obtained or made prior to or on the closing date of the Transaction (the “Closing Date”), a true and complete list of which is set forth on Schedule 5.3 of the Plan Funding Agreement; and (e) any other registrations, filings, consents, approvals, notices, or other actions, the failure of which to make, obtain or take, as applicable, would not be reasonably likely to, individually or in the aggregate, (i) in the case, of the Company, have a Company Material Adverse Effect, (ii) in the case of the Plan Investor, have a Plan Investor Material Adverse Effect, or (iii) in the case of any Consenting Lender, materially delay or materially impair the ability of such Consenting Lender to consummate the Transaction.

6.4	Ownership.

Each Consenting Lender, severally and not jointly, represents, warrants, and covenants to the Company and the other Parties that, without limiting the ability of such Consenting Lender to sell, transfer or assign the Claims in accordance with and subject to the terms set forth in Section 9 of this Agreement, (a) such Party is either (i) the sole legal and beneficial owner of its share of the Claims and/or equity interests in the Company in the amounts indicated opposite its name on Schedule 6.4 of this Agreement, or (ii) such Consenting Lender has investment or voting discretion or control with respect to accounts for the holders or beneficial owners of the Claims and/or equity interests in the Company in the amounts indicated opposite its name on Schedule 6.4 of this

Agreement; (b) it has full power and authority to vote on and consent to all matters concerning the Claims and/or equity interests in the Company in the amounts indicated opposite its name on Schedule 6.4 of this Agreement and to exchange, assign and transfer such Claims and/or equity interests as contemplated by the Transaction; and (c) other than pursuant to this Agreement and the other Definitive Documentation, such Claims and/or equity interests are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s performance of its obligations contained in this Agreement and the other Definitive Documentation at the time such obligations are required to be performed and the consummation of the Transaction.

6.5	No Conflict; Third Party Consents.

Each Plan Support Party, severally with respect to itself and not jointly, represents and warrants to the Company, and the Company, jointly and severally, represents and warrants, to each Plan Support Party that the execution, delivery and performance by such Party of this Agreement and the other Definitive Documentation to which it is or will become a party does not, and the consummation of the Transaction does not and will not (a) subject to receipt of the authorizations, consents, orders or approvals of, or registrations or declarations with, any federal, state, or other governmental authority or regulatory body that have been or will be obtained or made prior to or on the Closing Date with respect to the Transaction as set forth on Schedule 5.3 of the Plan Funding Agreement, violate any provision of law, rule or regulation applicable to it or its charter or bylaws (or other similar governing documents) in any material respect, (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation to which it is a party in any material respect, except, in the case of the Company, for the filing of the Bankruptcy Cases, or (c) other than in respect of the Company as expressly contemplated by the Plan, require the consent or approval of, or notice to, or other action by, any creditor or shareholder of any Party or from any other Person in respect of any Party (including any contractual obligation of any Party), other than for any such consent, approval, notice or action, the failure of which to make or obtain, as would not reasonably be expected to be material to such Party or its ability to consummate the Transaction.

6.6	Publicity; Confidentiality.

(a)	Publicity. Concurrently with or as promptly as practicable following the execution of this Agreement, the Parties (other than the Consenting Noteholders or Consenting Bridge Lenders) or some of the Parties shall issue the press release or press releases substantially in the form(s) attached to Schedule 6.6(a) (collectively, the “Initial Press Release”). Subject to the terms set forth in the immediately following sentence, none of the Parties will make, or permit any Affiliate thereof to make, any public statements, including any press releases, with respect to this Agreement, the other Definitive Documentation, or the Transaction unless such press release or public statement is consistent, in all material respects, with the Initial Press Release or receives the prior written consent of the Company, the Plan Investor and the Required Consenting Lenders. Notwithstanding anything to the contrary contained in the foregoing, any Party (or any Affiliate thereof) may (i) make disclosures required by any applicable law or applicable stock exchange requirements (it being acknowledged that Novelion intends to file a Current Report on Form 8-K and any equivalent filing as may be required by applicable Canadian securities laws in respect of the Transaction within the permitted statutory timeframe from the date of this Agreement (or in a periodic report in lieu of such Form 8-K, if timing so permits), and such filing and/or subsequent filings with the Securities and Exchange Commission may attach or otherwise file as exhibits this Agreement and/or other Definitive Documentation), in which case the Party required to make (or whose Affiliate is required to make) such disclosure will allow the other Parties reasonable time to comment on such disclosure in advance of the making or issuance thereof to the extent reasonably practicable, (ii) make disclosures that are expressly contemplated by this Agreement, the Plan Funding Agreement or the Plan, including (A) in the case of the Plan Investor, the filing and disclosure of the Admission Document and any other documentation in respect of the solicitation of the approval of its shareholders in respect of the Transaction, subject to compliance with the terms set forth in the Plan Funding Agreement, and (B) in the case of the Company, such disclosures as it is required to make in connection with the Bankruptcy Cases, including in connection with the solicitation of votes in support of the Plan, and (iii) make such disclosures as any Party or its Affiliates determines to be advisable or required in connection with any action or legal proceeding commenced by any Party against any other Party or any Affiliate thereof in respect of any dispute arising out of this Agreement, the other Definitive Documentation or the Transaction.

(b)	Confidentiality. Any confidentiality agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof, irrespective of the terms hereof.

(c)	Disclosure of Consenting Lender Information. Unless required by applicable law or regulation or requested by any regulatory authority, no Party shall disclose the amount of a Consenting Lender’s holdings of Claims without the prior written consent of such Consenting Lender; provided, however, that the Company may disclose the aggregate holdings and percentages of the Consenting Lenders, by Consenting Class, and, if required by the Bankruptcy Court, may disclose the amount of a Consenting Lender’s holdings of Claims without the prior written consent of such Consenting Lender. If any Party or any of its representatives receives a subpoena or other legal process as referred to in this Section 6.6 in connection with the Agreement, such Party shall provide the other Parties hereto with prompt written notice of any such request or requirement, to the fullest extent permissible and practicable under the circumstances (as advised by such Party’s internal or outside counsel), so that the other Parties may seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement.

6.7          Acquired Interests. Each Consenting Lender severally, and not jointly, or jointly or severally, represents and warrants to the Plan Investor that it has not acquired an interest in shares (as such term is defined in the UK City Code of Takeovers and Mergers) in the Plan Investor during the course of the twelve months prior to the date of this Agreement (any such acquisition, a “Disqualifying Transaction”).

6.8           UK Panel. Each Consenting Lender severally, and not jointly, or jointly or severally, hereby represents and warrants and undertakes to the Company that:

(a)	neither it nor any of its Affiliates will enter into any Disqualifying Transaction in the period from the date of this Agreement until Closing of the Transaction except in the case of Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., and Highbridge SCF Loan SPV, L.P. (the “Highbridge Funds”), the Highbridge Funds and its Affiliates may, with the consent of the UK Panel on Takeovers and Mergers (the “Panel”), purchase all or any portion of the shares issued by the Plan Investor pursuant to any Plan Investor Additional Equity Issuance (as defined in the Plan Funding Agreement); and

(b)	neither it nor any of its Affiliates will knowingly take any action that it or such Affiliates knows at the time of such action constitutes “acting in concert” (as such term is defined in Rule 9.1 of the Takeover Code) with another Consenting Lender or any other third party with a view to obtain or seek to obtain control of the Company, and, if it or any of its Affiliates has actual knowledge that it or such Affiliate has been “acting in concert”, then it shall, or shall cause its Affiliate(s) to, advise the Company of such actions at least five (5) business days prior to the Company seeking shareholder approval of the “Rule 9 whitewash waiver” or, if such acting in concert has occurred during this five (5) business day period, no later than twenty-four (24) hours after the time such acting in concert has occurred.

6.9           Rule 9.1 Information. Athyrium Opportunities II Acquisition LP, Athyrium Opportunities III Acquisition LP, Highbridge MSF International Ltd., 1992 Tactical Credit Master Fund, L.P., Highbridge SCF Special Situations SPV, L.P., and Highbridge SCF Loan SPV, L.P., in each case severally, and not jointly, or jointly or severally, represents and warrants and undertakes to the Company that all of the information provided to the Panel in connection with the analysis undertaken for the purposes of Rule 9.1 is true and accurate in all material respects.

Section 7.	Remedies.

It is understood and agreed by each of the Parties that any breach of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief for any such breach without the posting of a bond or other security. The Parties agree to waive any defense in any action for specific performance that a remedy at law would be adequate. The Company and each of the Plan Support Parties agree that for so long as the Company and the Plan Support Parties have not taken any action to prejudice the enforceability of this Agreement (including without limitation, alleging in any pleading that this Agreement is unenforceable), and have taken such actions as are reasonably required or desirable for the enforcement hereof, then the Company and the Plan Support Parties shall have no liability for damages hereunder in the event a court determines that this Agreement is not enforceable. Each of the Parties to this Agreement acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, it shall have no, and agrees not to pursue any, recourse against (a) Novelion for breaches or threatened breaches hereunder by Aegerion or Aegerion’s Representatives to the extent such Representative was acting in its capacity as an Aegerion Representative (and not as a Novelion Representative) at the time of the alleged breach, or (b) Aegerion for breaches or threatened breaches hereunder by Novelion or Novelion’s Representatives to the extent such Representative was acting in its capacity as a Novelion Representative (and not as an Aegerion Representative) at the time of the alleged breach.

Section 8.	Acknowledgement.

This Agreement and the Plan and transactions contemplated herein and therein are the product of negotiations among the Parties, together with their respective representatives. Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any chapter 11 plan for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Notwithstanding anything herein to the contrary, the Company will not solicit acceptances of the Plan from any Consenting Lender until such Consenting Lender has been provided with information required by section 1125 of the Bankruptcy Code.

Section 9.	Miscellaneous Terms.

9.1           Assignment; Transfer Restrictions.

(a)	Each Consenting Lender agrees, severally with respect to itself and not jointly, until the earlier of the date that this Agreement is validly terminated in accordance with its terms and the date that the closing of the Transaction occurs, not to, directly or indirectly, sell, assign, transfer, hypothecate or otherwise dispose of (including by participation) (a “Transfer”) any Claim against the Company or any interest therein or voting rights in respect thereof unless (i) (A) the transferee, assignee or equivalent is a Consenting Lender that is a party to and bound by this Agreement and, as applicable, the other Definitive Documentation (including the execution and delivery of a Lender Joinder in accordance with Subsection 9.1(c))), provided that upon the consummation of any Transfer by any Consenting Lender of any Claims, such Claims shall be, and shall automatically be deemed to be, subject to the terms of this Agreement and, as applicable, the other Definitive Documentation, or (B) as a condition precedent to the effectiveness of any such Transfer, the transferee thereof shall have executed and delivered a Lender Joinder in accordance with Subsection 9.1(c), and (ii) the consummation of such Transfer would not be reasonably expected to have or result in a material adverse impact on, or delay or impair the consummation of the Transaction in any material respect, within any of the time frames contemplated by this Agreement and the Plan Funding Agreement. Thereafter, such purchaser, transferee, assignee or other relevant Person shall be deemed to be a Consenting Lender for purposes of this Agreement and the other applicable Definitive Documentation and shall be bound by all of the terms hereof and thereof, and the transferor Consenting Lender shall be deemed to, automatically as of the consummation of such Transfer, relinquish its rights (and be released from its obligations) under this Agreement solely to the extent of such transferred Claims, it being understood and agreed that no such Transfer shall impact, effect or alter the rights and obligations of the Parties under the other Definitive Documentation except to the extent expressly set forth therein.

(b)	Any Transfer of any Claim that does not comply with the procedures set forth in Subsection 9.1(a) of this Agreement shall be deemed void ab initio.

(c)	Any person that seeks to receive or acquire a portion of the Claims pursuant to a Transfer of such Claims by a Consenting Lender shall be required, as a condition to the effectiveness of such Transfer, to be bound by all of the terms of this Agreement and, as applicable, the other Definitive Documentation (a “Joining Lender Party”) by duly executing and delivering to the Company and each other Party a joinder in the form of Exhibit H hereto (the “Lender Joinder”). The Joining Lender Party shall thereafter be deemed to be a “Consenting Lender” and a Party for all purposes under this Agreement and, as applicable, the other Definitive Documentation.

(d)	With respect to the Claims held by the Joining Lender Party upon consummation of any Transfer, the Joining Lender Party shall be deemed to have made, with respect to itself, the representations and warranties of a Consenting Lender set forth in Section 6 of this Agreement to the Company.

(e)	Subject to Subsection 9.1(a), this Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Claims; provided that, any such Claims shall automatically be deemed to be subject to the terms of this Agreement and the other Definitive Documentation.

(f)	Notwithstanding Section 9.1(a): (i) a Consenting Lender may Transfer any right, title, or interest in its Claims to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker be or become a Consenting Lender only if such Qualified Marketmaker has purchased such Claims with a view to immediate resale of such Claims (by purchase, sale, assignment, transfer, participation or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) three (3) business days prior to any voting deadline with respect to the Plan (solely if such Qualified Marketmaker acquires such Claims prior to such voting deadline) and (B) ten (10) business days of its acquisition to a transferee Consenting Lender that is or becomes a Consenting Lender (by executing and delivering the Lender Joinder in accordance with Subsection 9.1(c)); and (ii) to the extent that a Consenting Lender is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interest in any Claims that such Consenting Lender, acting solely in its capacity as a Qualified Marketmaker, acquires from a holder of such Claims who is not a Consenting Lender without the requirement that the transferee be or become a Consenting Lender with respect to such Claims. Notwithstanding the foregoing, (w) if at the time of a proposed Transfer of any Claim to the Qualified Marketmaker in accordance with the foregoing, the date of such proposed Transfer is within three (3) business days of the voting deadline with respect to the Plan, the proposed transferor Consenting Lender shall first vote, and shall be deemed to have voted, such Claim in accordance with the requirements of Section 1.1(b) hereof prior to any Transfer or (x) if, after a Transfer in accordance with this Section 9.1(f), a

Qualified Marketmaker is holding a Claim on any date within three (3) business days of the voting deadline with respect to the Plan, such Qualified Marketmaker shall vote, and shall be deemed to have voted, such Claim in accordance with the requirements of Section 1.1(b) hereof as if it were a Consenting Lender and the definitive documentation in respect of any Transfer thereto shall require the foregoing, in form and substance reasonably acceptable to the Plan Investor, as a condition to any such Transfer. For these purposes, a “Qualified Marketmaker” means an entity that: (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its Affiliates (including debt securities or other debt) or enter into with customers long and short positions in claims against the Company and its Affiliates (including debt securities or other debt), in its capacity as a dealer or market maker in such claims against the Company and its Affiliates; and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). For avoidance of doubt, J.P. Morgan Chase & Co. together with its Affiliates, other than Highbridge Capital Management, LLC and its subsidiaries shall be deemed to be a Qualified Marketmaker.

9.2	Certain Additional Chapter 11 Related Matters.

The Company shall provide draft copies of all motions, applications and other documents that relate in any material respect to implementation of the Transaction (including all “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, ballots and other Solicitation Materials in respect of the Plan, any proposed amended version of the Plan and/or the Disclosure Statement, the Confirmation Order and any other Definitive Documentation) it intends to file with the Bankruptcy Court to counsel for the Plan Investor and each Consenting Class, at least three (3) business days prior to the date when the Company intends to file any such pleading or other document with the Bankruptcy Court (provided that if delivery of such motions, orders or materials (other than the Plan, the Disclosure Statement or Confirmation Order) at least three (3) business days in advance is not reasonably practicable, such motion, application or other document shall be delivered as far in advance of such date of filing as is reasonably practicable) and, in each case shall, prior to the filing thereof, consult in good faith with such counsel regarding the form and substance of any such proposed filing.

9.3	No Third Party Beneficiaries.

This Agreement shall be solely for the benefit of the Company, the Plan Investor, and each Consenting Lender. No other person or entity shall be a third party beneficiary.

9.4	Entire Agreement.

This Agreement and the other Definitive Documentation, including exhibits and annexes hereto and thereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof, including exhibits and annexes hereto and thereto, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to such subject; provided, however, that, subject to the terms and conditions of the Plan

Funding Agreement, any confidentiality agreement executed by any Party shall survive this Agreement and shall continue in full force and effect, subject to the terms thereof.

9.5	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

9.6	Settlement Discussions.

This Agreement, the other Definitive Documentation and the Plan are part of a proposed settlement of disputes among certain of the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and the other Definitive Documentation and all negotiations relating hereto and thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement, such other Definitive Documentation or in connection with the confirmation of the Plan.

9.7	Reservation of Rights.

In the event that, (x) the Transaction is not consummated in accordance with the terms and conditions hereof, the Plan Funding Agreement and the other Definitive Documentation, (y) a Termination Date occurs or (z) this Agreement is otherwise validly terminated for any reason, each Party fully reserves any and all of its respective rights, remedies and interests (if any) under the Credit Documents, the Plan Funding Agreement, the PFA Order, applicable law and in equity.

9.8	Governing Law; Waiver of Jury Trial.

(a)	The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between or among the Parties arising out of this Agreement, whether sounding in contract, tort or otherwise.

(b)	This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that, subject to Subsection 9.8(c), any legal action, suit or proceeding brought by or against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought exclusively in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Agreement, each of the Parties hereby: (i) irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding; and (ii) waives any objection to laying venue in any such action, suit or proceeding.

(c)	Notwithstanding the foregoing, if the Bankruptcy Cases are commenced, nothing in Subsections 9.8(a)-9.8(b) shall limit the authority of the Bankruptcy Court, as applicable, to hear any matter related to or arising out of this Agreement, and each Party irrevocably and unconditionally consents to the jurisdiction and venue of the Bankruptcy Court, as applicable, to hear and determine such matters during the pendency of the Bankruptcy Cases.

9.9	Successors.

This Agreement is intended to bind the Parties and inure to the benefit of the Consenting Lenders, the Plan Investor and the Company and each of their respective successors and permitted assigns. Except in accordance with the express terms of this Agreement, no Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company, the Plan Investor and the Required Consenting Lenders. For the avoidance of doubt, nothing contained in this Section 9.9 shall be deemed to permit any Transfer of any Claims other than in accordance with the terms of this Agreement.

9.10	Acknowledgment of Counsel; Interpretation.

(a)	Each of the Parties acknowledges that it is sophisticated and has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with the negotiation and execution of this Agreement and the Transaction. Accordingly, the Parties do not intend that any rule of law or any legal decision or rules relating to the interpretation of contracts against the drafter of any particular clause or that would otherwise provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall apply to this Agreement and each Party hereby expressly waives any such application or defense. Furthermore, prior drafts of this Agreement and any of the documents executed and delivered in connection herewith and the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any of the documents executed and delivered in connection herewith shall not be used as a rule of construction or otherwise constitute evidence of the intent of the Parties or the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any such Party or parties by virtue of such prior drafts.

(b)	When a reference is made in this Agreement to a Section, Schedule, Annex or Exhibit, such reference will be to a Section of, or a Schedule, Annex or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement may have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and, as the context may require, the word “or” may be deemed to include the word “and”). All terms used herein with initial capital letters have the meanings ascribed to them herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein. If any time period for giving notice or taking action hereunder expires on a day that is not a business day, the applicable time period shall automatically be extended to the business day immediately following such day.

9.11	Amendments, Modifications, Waivers.

(a)	Subject to the terms set forth in this Agreement, including in Section 9.1(b), this Agreement (including, without limitation, the Plan, the Plan Funding Agreement and the Disclosure Statement) may only be modified, amended or supplemented, and any of the terms thereof may only be waived with (i) in the case of any such modification, amendment or supplementation, the written consent by each of (a) the Company, (b) the Required Consenting Lenders, and (c) the Plan Investor (each of the Required Consenting Bridge Lenders/Noteholders, the Required Consenting Intercompany Lenders and the Plan Investor a “Required Party” and shall be referred to herein collectively as the “Required Parties”), and (ii) in the case of a waiver, by the Party or Parties waiving rights pursuant to the terms of such waiver, except that any waiver by the Required Consenting Bridge Lenders/Noteholders or the Required Consenting Intercompany Lenders shall be binding on all Consenting Noteholders and all Consenting Bridge Lenders and any waiver by the Required Consenting Intercompany Lenders shall be binding on all lenders under the Intercompany Credit Agreement; provided that, if the modification, amendment, supplement or waiver at issue adversely impacts the treatment or rights of any Consenting Lender (in its capacity as a Consenting Lender) in a materially different and materially disproportionate manner when compared to the effect thereof on other Consenting Lenders in its Consenting Class, the agreement in writing of such Consenting Lender whose treatment or rights are so adversely impacted shall also be required for such modification, amendment, supplement, or waiver to be effective with respect to such Consenting Lender; provided, further, that the waiver of a Termination Event arising from the breach by a Required Party of its obligations hereunder shall not require the consent of such breaching Required Party. If any ruling is made by the Panel that any provision of this Agreement is not permitted by the Takeover Code, such provision shall be given no effect. The Parties shall use reasonable efforts to replace such provision with a valid and enforceable provision which is acceptable to the Panel and carries out, as closely as possible, the intentions of the parties.

(b)	Without prejudice to the other provisions of this Agreement, each of the Parties agrees to use its respective reasonable best efforts to take or cause to be taken, in good faith, all appropriate actions (including any amendments, modifications and supplements to this Agreement, the Plan and Disclosure Statement and the Plan Funding Agreement) as is reasonably necessary, appropriate and advisable to memorialize and effectuate the Transaction, including, without limitation, to obtain Bankruptcy Court confirmation of the Plan pursuant to a final order of the Bankruptcy Court; provided that no Party shall have any obligation to take any action or otherwise agree to any amendment, modification or supplement that (i) creates any additional material obligation on such Party or (ii) adversely affects in any material respect the treatment, obligations or rights of such Party (it being agreed that, for the avoidance of doubt, any change to the Plan that results in a diminution of the value of the property to be received by a Consenting Class under the Plan or alters the form in which such value is to be received by a Consenting Class under the Plan shall be deemed to adversely affect such Consenting Class or that results in a diminution of the value and/or increase in the liabilities of the Plan Investor shall be deemed to adversely affect the Plan Investor) whether such change is made directly to the treatment of a Consenting Class, the treatment of another Consenting Class, any term or provision relating to or impacting the Plan Investor or otherwise. Notwithstanding the foregoing, the Company may amend, modify or supplement the Plan and Disclosure Statement, from time to time, with the consent of any Required Parties (such consent not to be unreasonably withheld, conditioned or delayed), to cure any non-material ambiguity, defect (including any technical defect), inconsistency or clerical error; provided that any such amendment, modification or supplement does not adversely affect the rights, interests or treatment of any such Plan Support Parties under such Plan and Disclosure Statement.

9.12	Professional Fees.

The Company agrees to reimburse, in addition to its own advisors, all of the reasonable and documented out-of-pocket fees and expenses incurred by the Consenting Noteholders and the Consenting Bridge Lenders of Latham & Watkins, LLP and Ducera Partners LLC, under their respective engagement letters as in effect on the date hereof, in connection with the Transaction and implementation of the Plan (including, without limitation, fees and expenses incurred after the Petition Date); provided that only those fees and expenses in respect of Ducera Partners LLC that the Company shall be required to reimburse shall be those incurred as a result of the services expressly contemplated by the engagement letter by and between Ducera Partners LLC and Highbridge MSF International Ltd. (f/k/a 1992 MSF International Ltd.), 1992 Tactical Credit Master Fund, L.P., Athyrium Opportunities II Acquisition LP, and Athyrium Opportunities III Acquisition LP, dated as of December 7, 2018 (without giving effect to any subsequent amendment, restatement, supplement or modification thereof following such date), a true, complete and correct copy of which has been provided to the Company prior to the date hereof, in each case without the need to file any interim or final fee applications with the Bankruptcy Court, subject to the Company obtaining Bankruptcy Court approval of any postpetition payments pursuant to the Interim CC Order and the Final DIP Order; provided, however, that if this Agreement shall be terminated due to the breach by any Consenting Noteholder or Consenting Bridge Lender of its representations, warranties, covenants, undertakings or obligations hereunder or under any other Definitive Documentation, then the Company shall not be required to pay the expenses referred to in the preceding sentences of this Section 9.12 (except to the extent provided in the Interim CC Order or the Final DIP Order, as applicable). For the avoidance of doubt, but subject to the foregoing, the Company’s obligation to pay professional fees and expenses pursuant to this Section 9.12 shall be unaffected by, and shall survive, termination of this Agreement; provided, however, that except as otherwise provided in the Interim CC Order or the Final DIP Order, as applicable, the Company shall only be obligated pursuant to this Agreement to pay such fees and expenses incurred through the Termination Date. For the avoidance of doubt, Novelion and the Plan Investor shall bear (and the Company shall have no liability in respect of other than as set forth in the Exclusivity Agreement) their own costs and expenses incurred in connection with the Transaction, including their respective professional fees incurred in connection with the Transaction, but without limitation of any rights of the Plan Investor to receive reimbursement of its costs and expenses (or a portion thereof) from the Company pursuant to the terms of the Plan Funding Agreement and, the Exclusivity Agreement. In addition, on the effective date of the Plan, the Company shall pay all outstanding reasonable and documented fees and expenses of the Convertible Notes Trustee (including the fees and expenses of its outside counsel and other professionals), regardless of whether such fees and expenses were incurred before or after the Petition Date.

9.13	Disclosure Letter References.

The Parties agree that the disclosure set forth in any particular section or subsection of the disclosure schedules provided in connection with this Agreement and/or the Plan Funding Agreement (the “Disclosure Schedules”) or deemed disclosed as exceptions pursuant to the terms of the Plan Funding Agreement shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the disclosing Party that are set forth in this Agreement or the Plan Funding Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the disclosing party that are set forth in this Agreement or the Plan Funding Agreement.

9.14	Severability of Provisions.

If any provision of this Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Agreement.

9.15	Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

9.16	Certain Limitations.

Each of the Parties acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, it shall have no, and agrees not to pursue any, recourse against (a) Novelion for breaches or threatened breaches hereunder by the Company hereunder or thereunder, or (b) the Company for breaches or threatened breaches hereunder by Novelion hereunder or thereunder.

9.17	Subsidiaries Bound.

Novelion shall cause any and all of its subsidiaries (other than Aegerion and its subsidiaries) to comply with the terms of this Agreement and the other Definitive Documentation as if they were a party hereto and had the obligations of Novelion hereunder, and at the request of the Company, Novelion shall cause such subsidiaries (other than Aegerion and its subsidiaries) to sign reasonable documentation (including joinder agreements) as may be required to effect the foregoing.

9.18	Notices.

Any notices required or elected to be given hereunder must be in writing and may be served in person or by overnight mail or by electronic mail upon the respective parties as follows (or to such other addresses as may hereafter be designated in accordance with the terms hereof):

if to the Company:

c/o Aegerion Pharmaceuticals, Inc.

245 First Street

Riverview II, 18th Floor

Cambridge, MA 02142

Attention:	John R. Castellano
Email:	JCastellano@alixpartners.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Russell L. Leaf, Esq.; Jared Fertman, Esq.; Paul V. Shalhoub, Esq.; and

 Andrew S. Mordkoff, Esq.

Email:	rleaf@willkie.com; jfertman@willkie.com; pshalhoub@willkie.com;

 amordkoff@willkie.com

if to the Consenting Lenders:

as set forth in each signature page

with a copy to:

(For Novelion)

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:	Gregory Fox, Esq.; and Jacqueline Mercier, Esq.

Email:	GFox@goodwinlaw.com; JMercier@goodwinlaw.com

(For certain of the holders of loans under the Bridge Credit Agreement and/or the

Convertible Notes Indenture that are Parties as of the date hereof)

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention:	Richard A. Levy, Esq.
Email:	Richard.Levy@lw.com

and

King & Spalding LLP

444 West Lake Street

Suite 1650

Chicago, IL 60606

Attention:	Matthew L. Warren, Esq.
Email:	mwarren@kslaw.com

if to the Plan Investor:

Amryt Pharma plc

90 Harcourt Street

Dublin 2, Ireland

Attention:	Joe Wiley
Email:	joe.wiley@ amrytpharma.com

with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:	George P. Stamas, Esq.; William B. Sorabella, Esq.; Matthew J. Williams,

Esq.; and Jason Zachary Goldstein, Esq.

Email:	GStamas@gibsondunn.com; WSorabella@gibsondunn.com;

MJWilliams@gibsondunn.com; JGoldstein@gibsondunn.com

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ John R. Castellano
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

AEGERION PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ John R. Castellano
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

NOVELION THERAPEUTICS INC.

By:
Name:
Title:

AMRYT PHARMA PLC

By:
Name:
Title:

[Signature Page to Restructuring Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

AEGERION PHARMACEUTICALS HOLDINGS, INC.

By:
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

NOVELION THERAPEUTICS INC.

By:	/s/ Ben Harshbarger
	Name:	Ben Harshbarger
	Title:	Interim CEO

AMRYT PHARMA PLC

By:
Name:
Title:

[Signature Page to Restructuring Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

AEGERION PHARMACEUTICALS, INC.

By:
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

AEGERION PHARMACEUTICALS HOLDINGS, INC.

By:
	Name:	John R. Castellano
	Title:	Chief Restructuring Officer

NOVELION THERAPEUTICS INC.

By:
Name:
Title:

AMRYT PHARMA PLC

By:	/s/ Joe Wiley
	Name:	Joe Wiley
	Title:	CEO

[Signature Page to Restructuring Support Agreement]

ATHYRIUM OPPORTUNITIES II ACQUISITION LP

By: Athyrium Opportunities Associates II LP, its general partner

By: Athyrium GP Holdings LLC, its general partner

By:	/s/ Andrew C. Hyman
	Name:	Andrew C. Hyman
	Title:	Authorized Signatory

ATHYRIUM OPPORTUNITIES III ACQUISITION LP

By: Athyrium Opportunities Associates III LP, its general partner

By: Athyrium Opportunities Associates III GP LLC, its general partner

By:	/s/ Andrew C. Hyman
	Name:	Andrew C. Hyman
	Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

HIGHBRIDGE MSF INTERNATIONAL LTD.

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director

1992 TACTICAL CREDIT MASTER FUND, L.P.

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director

HIGHBRIDGE SCF SPECIAL SITUATIONS SPV, L.P.

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director

HIGHBRIDGE SCF LOAN SPV, L.P.

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director

[Signature Page to Restructuring Support Agreement]

Whitebox Relative Value Partners, LP

By:	/s/ Chris Hardy
	Name:	Chris Hardy
	Title:	Chief Compliance Officer

Whitebox GT Fund, LP

By:	/s/ Chris Hardy
	Name:	Chris Hardy
	Title:	Chief Compliance Officer

Whitebox Multi-Strategy Partners, LP

By:	/s/ Chris Hardy
	Name:	Chris Hardy
	Title:	Chief Compliance Officer

Pandora Select Partners, LP

By:	/s/ Chris Hardy
	Name:	Chris Hardy
	Title:	Chief Compliance Officer

[Signature Page to Restructuring Support Agreement]

NINETEEN77 GLOBAL MULTI-STRATEGY ALPHA MASTER LIMITED

By:	UBS O’Connor LLC, its investment adviser

By:	/s/ Andrew Hollenbeck
	Name:	Andrew Hollenbeck
	Title:	Managing Director

By:	/s/ James Del Medico
	Name:	James Del Medico
	Title:	Executive Director

[Signature Page to Restructuring Support Agreement]

NINETEEN77 GLOBAL CONVERTIBLE BOND MASTER LIMITED

By:	UBS O’Connor LLC, its investment adviser

By:	/s/ Andrew Hollenbeck
	Name:	Andrew Hollenbeck
	Title:	Managing Director

By:	/s/ James Del Medico
	Name:	James Del Medico
	Title:	Executive Director

[Signature Page to Restructuring Support Agreement]

SCHEDULE 6.4

Ownership Claims and Interests

Consenting Lender	Claim/Interest	Holdings (USD$) as of May 20, 2019
Athyrium Opportunities II Acquisition LP	Convertible notes (face)	95,400,000
Athyrium Opportunities II Acquisition LP	Roll-up (principal)	12,600,000
Athyrium Opportunities II Acquisition LP	Secured debt (principal)	1,700,000
Athyrium Opportunities III Acquisition LP	Convertible notes (face)	22,337,000
Athyrium Opportunities III Acquisition LP	Roll-up (principal)	3,000,000
Athyrium Opportunities III Acquisition LP	Secured debt (principal)	33,000,000
Highbridge MSF International Ltd.	Roll-up	4,333,745.23
Highbridge MSF International Ltd.	Convertible notes (face)	21,300,000.00
1992 Tactical Credit Master Fund, L.P.	Roll-up	2,260,404.09
1992 Tactical Credit Master Fund, L.P.	Convertible notes (face)	19,900,000.00
Highbridge SCF Special Situations SPV, L.P.	Convertible notes (face)	10,900,000.00
Highbridge SCF Loan SPV, L.P.	Secured debt	15,381,922.67
Nineteen77 Global Multi-Strategy Alpha Master Limited	Convertible notes (face)	25,000,000
Nineteen77 Global Convertible Bond Master Limited	Convertible notes (face)	1,000,000
Whitebox Relative Value Partners, LP	Convertible notes (face)	2,880,000.00
Whitebox GT Fund, LP	Convertible notes (face)	288,000.00
Whitebox Multi-Strategy Partners, LP	Convertible notes (face)	2,808,000.00
Pandora Select Partners, LP	Convertible notes (face)	1,224,000.00

SCHEDULE 6.6(a)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM THE UNITED STATES (INCLUDING ITS TERRITORIES AND POSSESSIONS, ANY STATE OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA), AUSTRALIA, CANADA, JAPAN, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION IN WHICH SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD BE UNLAWFUL OR WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF THAT JURISDICTION (“RESTRICTED JURISDICTIONS”). THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND DOES NOT ITSELF CONSTITUTE AN OFFER FOR SALE OR SUBSCRIPTION OF ANY SECURITIES IN THE COMPANY.

PLEASE SEE THE IMPORTANT NOTICE AT THE END OF THIS ANNOUNCEMENT.

This announcement contains inside information within the meaning of the EU Market Abuse Regulation 596/2014.

May 21 2019 AIM:AMYT Euronext Growth: AYP

Amryt Pharma plc
(“Amryt” or the “Company”)

RECOMMENDED ACQUISITION OF AEGERION PHARMACEUTICALS

-     Creates a rare disease business with two approved products – lomitapide (Lojuxta® I Juxtapid®) and metreleptin (Myalept® I Myalepta®)

-     $136.5m of 2018 built-in revenues, multiple growth opportunities, and a robust pipeline for value creation

-     Reunites the lomitapide franchise and transforms Amryt into a global player in the orphan disease market

-     Capitalizes on Amryt management’s unique knowledge of Aegerion’s assets and European commercialization capabilities

-     Presents the opportunity for meaningful expense synergies - $25m-$40m in 2020

-     Pre-money implied transaction equity valuations: Amryt $120m and Aegerion $190.7m

-     Contingent Value Rights (“CVRs”) will be issued to Amryt stakeholders that could result in the payment of up to an additional $85m (settled in cash or stock) based on certain AP101 milestones being achieved

-     Amryt plans to raise $60m in equity concurrent with closing of the Transaction and certain Aegerion bondholders have agreed to backstop this equity raise

-     Establishes an appropriate capital structure and liquidity profile to drive growth and create value

-     Transaction already endorsed by 34.3% of Amryt’s shareholders and in excess of 67% of Aegerion’s bondholders

-     Management will host a conference call for analysts and investors today at 1330 BST (0830 EDT) – dial-in details below

Amryt, a biopharmaceutical company focused on rare and orphan diseases, today announces that it has reached agreement to acquire (the “Transaction”) Aegerion Pharmaceuticals (“Aegerion”), a subsidiary of Novelion Therapeutics Inc. - NASDAQ:NVLN - (“Novelion”). The Transaction has been unanimously approved and recommended by the Boards of Amryt, Aegerion and Novelion.
1

Transaction Rationale

The Company has built a diversified portfolio of drugs to treat patients with rare and orphan diseases through the acquisition of its AP101 and AP103 product lines and through the in-licencing of the Lojuxta® product line. The Transaction is in line with the Company’s strategy to expand its product portfolio to enhance shareholder value.

The Transaction will put Amryt on the path to creating a rare and orphan disease company with a diversified offering of multiple commercial and development stage assets and will provide it with scale to support further growth. The Transaction will give Amryt an expanded commercial footprint to market two US and EU approved products, lomitapide (Juxtapid® (US/ROW) I Lojuxta® (EU)) and metreleptin (Myalept® (US) I Myalepta® (EU)). Amryt’s leadership team already has a deep knowledge of both these products and since December 2016 has successfully commercialized Lojuxta® across Europe and the Middle East.

Dr. Joe Wiley, Chief Executive Officer of Amryt, commented: “The acquisition of Aegerion accelerates our ambition to become a global leader in treating rare conditions to help improve the lives of patients where there is a high unmet medical need. By delivering two substantial revenue-generating products and an enhanced pipeline of promising development opportunities, this will significantly strengthen our growth in highly attractive markets globally. Amryt has a unique insight into both Aegerion and its products, through our commercial success with Lojuxta® and given that many of our senior management team previously worked at Aegerion.”

“With this Transaction we can continue the strong growth trajectory already underway with Lojuxta® in Europe on a global scale. It also delivers metreleptin, another highly compelling commercial rare disease product alongside an established commercial footprint in the US and internationally. This transformational deal provides Amryt with the financial flexibility to fully execute our medium-term growth plans, and is expected to deliver significant shareholder returns.”

Transaction Highlights:

•	Amryt has agreed to acquire Aegerion in an all-paper transaction
•	The combined group had 2018 pro-forma combined revenues of $136.5m
•	Pre-money implied transaction equity valuations: Amryt $120m and Aegerion $190.7m
•	Contingent Value Rights (“CVRs”) will be issued to Amryt stakeholders that could result in the payment of up to $85m (settled in cash or stock) based on certain AP101 milestones being achieved
•	Amryt plans to raise $60m in equity concurrent with closing of the Transaction and certain Aegerion bondholders have agreed to backstop this equity raise
•	This equity raise will be placed at a 20% discount to the implied transaction equity value
•	Aegerion’s balance sheet is to be restructured through a US Chapter 11 process prior to Amryt acquiring Aegerion - Aegerion will continue to operate as usual during the Chapter 11 process
•	New loan facilities for the combined group will be put in place, and the key terms of such facilities have been agreed - Amryt’s existing European Investment Bank facility is to be repaid
•	The combined group’s global HQ will be in Dublin, Ireland with its US HQ in Boston, Massachusetts
•	Enlarged group to be re-admitted to AIM and Euronext Growth on closing with a planned dual-listing on NASDAQ
•	Transaction already endorsed by 34.3% of Amryt shareholders and in excess of 67% of Aegerion’s bondholders
2

Rich Commercial Portfolio & Development Pipeline with a Global Footprint

•	Amryt will have a differentiated, diverse, global offering of multiple commercial and development stage rare disease assets, including:
•	Two high-value commercial assets with multiple development opportunities in complementary global markets
○	Lomitapide (Juxtapid®(US)/Lojuxta®(EU)) for the treatment of adult homozygous familial hypercholesterolemia (HoFH)
○	Metreleptin (Myalept®(US)IMyalepta® (EU)), a leptin hormone replacement therapy, approved in the US for Generalised Lipodystrophy (GL), and recently in Europe for GL and Partial Lipodystrophy (PL)
•	Additional near-term potential commercial opportunities for a broadened Amryt portfolio of products
○	Metreleptin as a potential treatment for partial lipodystrophy (PL) in the US
○	Lomitapide (Juxtapid®/Lojuxta®) as a potential treatment for familial chylomicronemia syndrome (FCS)
○
A lead development asset (AP101) for Epidermolysis Bullosa (“EB”), a >$1bn market opportunity in a pivotal Phase 3 trial, which recently reported positive unblinded interim efficacy analysis results and is anticipated will be fully enrolled by end of H2 2019

○	Novel gene therapy platform (AP103) which offers a potential treatment for patients with EB and other topical indications

Value Creation

•	Enhanced scale of combined group expected to drive revenue growth and future profitability
•
Expected to deliver meaningful operational synergies over the medium term - the Directors believe, on the work undertaken to date, that the enlarged group can deliver operational synergies of between $25m and $40m in 2020, rising further in 2021

•	Amryt’s deep knowledge of Aegerion products is key to driving growth
•	Reunification of lomitapide brands provides potential to replicate success of Lojuxta® in Europe with Juxtapid® in the US
•	Opportunity to grow Myalepta® revenues with broader reach across EU to accelerate recent launch
•	Delivers a ready-made commercial US infrastructure in advance of anticipated launch of AP101
•	Recapitalized business well-positioned to drive pipeline value
•	Planned NASDAQ listing to drive liquidity and investor reach
•	Opportunity for corporate restructuring to drive additional value

Board & Management

•	Team led by Dr Joe Wiley, CEO of Amryt
•	Strong international management with significant industry experience
•	Revised Board composition, on closing of the Transaction, consisting of CEO and six Non-Executive Directors
•	New Board to be appointed on closing
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Ben Harshbarger, Novelion’s (parent company of Aegerion) Interim Chief Executive Officer, said, “The combination of Amryt and Aegerion will create a financially stronger and well-capitalized rare disease company with two commercial products and a pipeline of late stage rare disease products. Amryt’s executive management team has the depth of experience to commercialize Aegerion’s marketed products, as demonstrated by its ability to grow sales of Lojuxta® in the European market, to develop and, if approved, commercialize Amryt’s late stage product candidate, AP101, and to pursue additional potential indications for metreleptin and lomitapide.”

The Transaction constitutes a reverse takeover of the Company under the Euronext Growth Rules and AIM Rules and requires shareholder approval and the publication of an AIM and Euronext Growth Admission Document (the “Admission Document”) with details of the Enlarged Group. Trading in Amryt’s shares will be suspended on both the AIM Market and the Euronext Growth Market with immediate effect until the Admission Document has been published. The Transaction is also conditional on the UK Takeover Panel waiving the obligation on certain lenders of Aegerion to make a general offer under Rule 9 of The UK Takeover Code, and on independent Amryt shareholder approval being obtained for such waiver and whitewash.

MTS Securities, LLC is serving as financial advisor and Gibson, Dunn & Crutcher LLP is serving as legal advisor to Amryt in this transaction. Shore Capital is acting as financial advisor, NOMAD and Joint Broker to Amryt. Stifel Nicolaus Europe Limited are Joint Broker to Amryt. Davy is acting as Euronext Growth Advisor and Joint Broker to Amryt. Moelis & Co LLC is serving as financial advisor to Aegerion.

Conference Call Details

Management will host a conference call for analysts today at 1330 BST (0830 EDT). Dial in details:

Conference ID: 3387304
From the UK/International: +44 (0) 2071 928000 I 0800 376 7922
From Ireland: (01) 431 9615 I 1800 936148
From the US: +1 631 510 7495 I 1 866 966 1396

A recording of the call will be available from 1830 (BST) today, please email ir@amrytpharma.com for access details. The presentation for today’s call will be available to download shortly before the call commences at https://www.amrytpharma.com/newsroom/

Enquiries:

Amryt Pharma plc	+353 (1) 518 0200
Dr. Joe Wiley, CEO
Rory Nealon, CFO/COO

Shore Capital	+44 (0) 20 7408 4090
Financial Advisor, NOMAD and Joint Broker
Edward Mansfield, Mark Percy, Daniel Bush

Stifel	+44 (0) 20 7710 7600
Joint Broker
Jonathan Senior, Ben Maddison

Davy	+353 (1) 679 6363
Euronext Growth Advisor and Joint Broker
John Frain, Daragh O’Reilly
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Consilium Strategic Communications	+44 (0) 20 3709 5700
Amber Fennell, Matthew Neal, David Daley

About Amryt

Amryt is a biopharmaceutical company focused on developing and delivering innovative new treatments to help improve the lives of patients with rare or orphan diseases.

Lojuxta® is an approved treatment for adult patients with the rare cholesterol disorder - Homozygous Familial Hypercholesterolaemia (“HoFH”). This disorder impairs the body’s ability to remove low density lipoprotein (“LDL”) cholesterol (“bad” cholesterol) from the blood, typically leading to abnormally high blood LDL cholesterol levels in the body from before birth - often ten times more than people without HoFH - and subsequent aggressive and premature narrowing and blocking of blood vessels. Lojuxta® is indicated as an adjunct to a low-fat diet and other lipid-lowering medicinal products with or without LDL apheresis in adult patients with HoFH.

Amryt is the marketing authorisation holder and has an exclusive licence to sell Lojuxta® (lomitapide) across the European Economic Area, Middle East and North Africa, Switzerland, Turkey, Israel, Russia, the Commonwealth of Independent States and the non-EU Balkan states.

Amryt’s lead development candidate, AP101, is a potential treatment for Epidermolysis Bullosa (“EB”), a rare and distressing genetic skin disorder affecting young children and adults for which there is currently no treatment. It is currently in Phase 3 clinical trials and recently reported positive unblinded interim efficacy analysis results and is anticipated will be fully enrolled by end of H2 2019. The European and US market opportunity for EB is estimated to be in excess of $1 billion.

In March 2018, Amryt in-licenced a pre-clinical gene-therapy platform technology, AP103, which offers a potential treatment for patients with Recessive Dystrophic Epidermolysis Bullosa, a subset of EB, and is also potentially relevant to other genetic disorders.

For more information on Amryt, please visit www.amrytpharma.com.

About Novelion Therapeutics and Aegerion Pharmaceuticals

Novelion, through its subsidiary Aegerion Pharmaceuticals, is a global biopharmaceutical company dedicated to developing and commercializing therapies that deliver new standards of care for people living with rare diseases. With a global footprint and an established commercial portfolio, including Myalept/a® (metreleptin) and Juxtapid® (lomitapide), their business is supported by differentiated treatments that treat severe and rare diseases.

Description of Transaction

•
Amryt has agreed to acquire Aegerion in an all-paper transaction. On closing, the implied equity valuations of Amryt and Aegerion will be $120m and $190.7m respectively. Amryt stakeholders will also receive a Contingent Value Right (“CVR”) of up to $85m, in cash or stock, at the election of its board, subject to certain regulatory approval and commercialization milestones of its late-stage development product candidate, AP101.

•
Amryt plans to raise $60m in new equity concurrent with the Transaction closing at a 20% discount to the implied transaction valuations. The proceeds from this financing will be used to continue to develop the combined group’s pipeline, to develop potential new indications for Amryt’s late

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stage product candidates, and to be used for general corporate purposes. Certain Aegerion bondholders have agreed to backstop this capital raise.

•
Amryt, Aegerion and Aegerion’s key stakeholders have entered into a “Restructuring Support Agreement” pursuant to which Aegerion has filed for Chapter 11 in the United States and seek to consummate the Transaction through a plan of reorganization that has garnered the support of Aegerion’s key creditors and stakeholders. Pursuant to the plan of reorganization, upon Bankruptcy Court approval, Amryt will acquire the reorganized Aegerion in exchange for Amryt stock, which stock will be distributed, together with other consideration in the form of new debt, to certain Aegerion secured and unsecured creditors, including Aegerion’s convertible bond holders, certain unsecured creditors and Novelion. As a result, Aegerion will emerge from Chapter 11 after having discharged substantial pre-transaction liabilities and with a reorganized and streamlined capital structure that materially reduces its debt obligations.

•
To facilitate a smooth entry into Chapter 11, Aegerion has arranged for financing to allow it to operate uninterrupted during the Chapter 11 process, which financing will be repaid in cash pre-closing or otherwise exchanged into the new $125m convertible notes referred to below. Aegerion’s bondholders have agreed to support this transaction and oppose other potential transactions to acquire Aegerion.

•
$125 million of new 5% convertible notes will be issued. The notes will mature 5.5 years from closing and be convertible into equity of Amryt at a 20% premium to the implied transaction valuation. Aegerion’s existing $50 million (in principal) secured loan, held by certain funds managed by Athyrium Capital Management and Highbridge Capital Management, as well as Amryt’s existing €20m (in principal) secured loan, will be converted and/or refinanced into new first-lien secured debt of the Amryt Group, which will have a cash interest rate of 6.5% per annum and an additional 6.5% PIK (“Payment-in-kind”) interest rate and will mature 5 years from closing.

•
In connection with the Transaction, it is proposed that a corporate reorganization of Amryt will be undertaken by way of a scheme of arrangement, pursuant to which a new Irish incorporated public company will become the new ultimate holding company of the combined group.

Governance & Management

Amryt will continue to be listed on the London Stock Exchange’s Alternative Investment Market, Euronext Growth Market in Dublin and after the Transaction will pursue a dual-listing on NASDAQ. Following the Transaction, Amryt’s global headquarters will be in Dublin, Ireland and its US headquarters will be in Boston, Massachusetts.

Upon the closing of the Transaction, the Amryt board will consist of seven Directors including Dr. Joe Wiley (CEO). The six Non-Executive Directors will be proposed as follows – two by Amryt and four by Athyrium Capital Management and Highbridge Capital Management (current Aegerion bondholders). The Chairperson of the Board will be proposed by Amryt and will be unaffiliated with Amryt, Novelion or Aegerion. All board appointments will be made by mutual consent. Amryt will continue to be led by its executive team, which will be supplemented by certain Aegerion executives on both a transitional and permanent basis.

Conditions of the Transaction - Closing of the Transaction is conditional, inter alia, on:

•	US Bankruptcy Court approval of the plan of reorganization and all conditions precedent to consummation of the plan of reorganization having been satisfied or waived;
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•	the receipt of all necessary regulatory approvals and confirmation of no injunction preventing consummation of the Transaction;

•
the passing of all resolutions necessary in connection with the Transaction by the shareholders of Amryt, such resolutions to be set out in the Admission Document to be published by Amryt including in relation to a scheme of arrangement in connection with a corporate reorganization required to be undertaken in connection with the Transaction and the issuance of the CVRs;

•
a waiver being granted by The Panel on Takeovers and Mergers of the obligations which may otherwise arise pursuant to Rule 9 of the Takeover Code for certain lenders of Aegerion to make a general offer to the Company’s shareholders for all the issued ordinary shares in the capital of the Company as a result of the distribution of Amryt shares to such lenders following the issuance thereof to the Company as contemplated pursuant to the Transaction, and such waiver being approved by the Company’s shareholders by a resolution duly passed by the requisite majority of Company’s shareholders entitled to vote on such resolution pursuant to the Takeover Code and any requirement or direction issued by The Panel on Takeovers and Mergers in connection therewith;

•	consummation of the backstopped equity raise of $60m;

•	the Restructuring Support Agreement not having terminated and remaining in full force and effect;

•	re-admission of the enlarged group to trading on AIM;

•	completion of the agreed new term loan financing and the issuance of certain new convertible notes by the reorganized Amryt Group; and

•	certain other customary closing conditions.

Indicative Timetable

•	Announcement of Transaction - 21 May 2019

•	Publication of Admission Document - Early August 2019

•	Shareholder Meeting - Late August 2019

•	Launch of the Equity Fundraise - September 2019

•	Scheme of Arrangement Completion - September 2019

•	Closing of Aegerion’s Chapter 11 Bankruptcy - Early Q4 2019

•	Completion of the Transaction and Equity Fundraise and re-Admission - Early Q4 2019

The above dates are indicative only and are subject to change
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IMPORTANT NOTICE

THIS ANNOUNCEMENT IS RESTRICTED AND IS NOT FOR PUBLICATION, RELEASE OR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION IN WHICH SUCH PUBLICATION, RELEASE OR DISTRIBUTION WOULD BE UNLAWFUL (“RESTRICTED JURISDICTIONS”).

THIS ANNOUNCEMENT DOES NOT ITSELF CONSTITUTE AN OFFER FOR SALE OR SUBSCRIPTION OF ANY SECURITIES IN THE COMPANY IN ANY JURISDICTION INCLUDING IN THE UNITED STATES. DISTRIBUTION OF THIS ANNOUNCEMENT IN CERTAIN JURISDICTIONS MAY BE RESTRICTED OR PROHIBITED BY LAW. PERSONS DISTRIBUTING THIS ANNOUNCEMENT MUST SATISFY THEMSELVES THAT IT IS LAWFUL TO DO SO.

SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, REGISTRATION. THE COMPANY HAS NOT AND DOES NOT INTEND TO REGISTER ANY SECURITIES UNDER THE SECURITIES ACT, AND DOES NOT INTEND TO OFFER ANY SECURITIES TO THE PUBLIC IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. NO PUBLIC OFFERING OF SECURITIES OF THE COMPANY IS BEING MADE IN THE UNITED STATES. NO COMMUNICATION OR INFORMATION RELATING TO THE ISSUE AND OFFERING OF SECURITIES MAY BE DISSEMINATED TO THE PUBLIC IN JURISDICTIONS OTHER THAN THE UK WHERE PRIOR REGISTRATION OR APPROVAL IS REQUIRED FOR THAT PURPOSE. NO ACTION HAS BEEN TAKEN THAT WOULD PERMIT AN OFFER OF SECURITIES IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UK.

References in this announcement and these terms and conditions to Davy refer to J&E Davy. References in these terms and conditions to Shore Capital refer to Shore Capital Stockbrokers Limited and/or Shore Capital and Corporate Limited as the context admits.

This announcement has been issued by and is the sole responsibility of the Company. No representation or warranty, express or implied, is or will be made as to, or in relation to, and no responsibility or liability is or will be accepted by MTS Securities LLC (“MTS”), Shore Capital or Davy or by any of their respective affiliates or agents as to or in relation to, the accuracy or completeness of this Announcement or any other written or oral information made available to or publicly available to any interested party or its advisers, and any liability therefore is expressly disclaimed.

The distribution of this announcement may be restricted by law in certain jurisdictions and persons into whose possession this announcement, or other information referred to herein, comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Transaction disclaim any responsibility or liability for the violation of such requirements by any person.

This announcement has been prepared for the purposes of complying with English law, the rules of AIM and Euronext Growth and the information disclosed may not be the same as that which would
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have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdictions outside England and Wales.

Statements in this announcement with respect to each of Amryt’s and Aegerion’s business, strategies, projected financial figures, transaction synergies, earnings guidance, financial guidance, future dividends and beliefs and with respect to the Transaction, as well as other statements that are not historical facts are forward-looking statements involving risks and uncertainties which could cause the actual results to differ materially from such statements. Statements containing the words “expect”, “anticipate”, “intends”, “plan”, “estimate”, “aim”, “forecast”, “project” and similar expressions (or their negative) identify certain of these forward-looking statements. The forward-looking statements in this Announcement are based on numerous assumptions regarding the Transaction and each of Amryt’s and Aegerion’s present and future business strategies and the environment in which each of Amryt and Aegerion will operate in the future. Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These statements are not guarantees of future performance or the ability to identify and consummate investments. Many of these risks and uncertainties relate to factors that are beyond each of Amryt’s and Aegerion’s ability to control or estimate precisely, such as future market conditions, currency fluctuations, the behaviour of other market participants, the actions of regulators and other factors such as each of Amryt’s and Aegerion’s ability to obtain financing, changes in the political, social and regulatory framework in which each of Amryt and Aegerion operates or in economic, technological or consumer trends or conditions. Past performance should not be taken as an indication or guarantee of future results, and no representation or warranty, express or implied, is made regarding future performance. No person is under any obligation to update or keep current the information contained in this Announcement or to provide the recipient of it with access to any additional relevant information that may arise in connection with it. Such forward-looking statements reflect the directors’ current beliefs and assumptions and are based on information currently available to management.

This announcement includes certain combined or pro forma financial information for Aegerion and Amryt. Such combined or pro forma financial information is preliminary in nature, only represents current estimates of the potential impact of the Transaction on Amryt, remains subject to change and is provided solely for illustrative purposes. No reliance should be placed on the combined or pro forma financial information contained in this Announcement.

No statement in this announcement is intended to be a profit forecast, and no statement in this announcement should be interpreted to mean that earnings per share of the Company for the current or future financial years would necessarily match or exceed the historical published earnings per share of the Company.

Shore Capital and Corporate Limited and Shore Capital Stockbrokers Limited are, authorised and regulated in the United Kingdom by the Financial Conduct Authority. Shore Capital and Corporate Limited acts as nominated adviser to the Company for the purposes of the AIM Rules. Shore Capital is acting exclusively for the Company and for no one else in connection with the Transaction and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Shore Capital or for providing advice in relation to the Transaction, or any other matters referred to in this announcement.

Davy, which is regulated in Ireland by the Central Bank of Ireland, acts as the Euronext Growth adviser to the Company for the purposes of the Euronext Growth Rules. Davy is acting exclusively
9

for the Company and for no one else in connection with the Transaction and will not be responsible to anyone other than the Company for providing the protections afforded to clients of Davy or for providing advice in relation to the Transaction, or any other matters referred to in this announcement. MTS is acting exclusively for the Company and for no one else in connection with the Transaction and will not be responsible to anyone other than the Company for providing the protections afforded to clients of MTS or for providing advice in relation to the Transaction, or any other matters referred to in this announcement.

Save for the responsibilities and liabilities, if any, of MTS, Shore Capital and Davy under relevant laws or in respect of fraudulent misrepresentation, no representation or warranty, express or implied, is or will be made as to, or in relation to, and no responsibility or liability is or will be accepted by or on behalf of MTS, Shore Capital, Davy or by their respective affiliates, agents, directors, officers and employees as to, or in relation to, the accuracy or completeness of this announcement or any other written or oral information made available to or publicly available to any interested party or its advisers, and any liability therefor is expressly disclaimed.
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Privileged & Confidential
Draft of 5/20/2019

Updated 7:45 pm EST

Novelion Therapeutics Announces Subsidiary Aegerion
Pharmaceuticals to Recapitalize Through Court Supervised
Process In Which Amryt Pharma Plc Will Acquire 100% of
Reorganized Stock of Aegerion

•	Transaction is result of comprehensive capital structure and strategic review conducted independently by both Novelion’s and Aegerion’s Boards of Directors
•	Aegerion will continue to make available to patients its two approved therapies, JUXTAPID® and MYALEPT®
•
Novelion to receive approximately 10% of the equity of the combined company (subject to dilution) on account of its intercompany loan and cash payments from Aegerion related to past and future expenditures for shared services

Vancouver, BC, and Cambridge, MA, May 20, 2019 – Novelion Therapeutics Inc. (NASDAQ: NVLN) (Novelion), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare diseases, announced today that its wholly-owned subsidiary Aegerion Pharmaceuticals, Inc. (Aegerion) has entered into a plan funding agreement (PFA) and a restructuring support agreement (RSA) that will result in Aegerion selling 100% of its reorganized stock to, and becoming a wholly-owned subsidiary of, Dublin-based Amryt Pharma Plc (Amryt).

The agreements, which will result in a recapitalization of Aegerion (the Recapitalization), are the result of the previously announced capital structure and strategic review undertaken independently by the Boards of Directors of Novelion and Aegerion, and a broad marketing process. The Recapitalization of Aegerion pursuant to the PFA and a proposed Chapter 11 plan of reorganization (the Plan) has been approved by Aegerion’s board and approved and recommended by the independent restructuring committee of Aegerion’s board. Novelion’s board has approved Novelion’s entry into the RSA and support for Aegerion’s proposed Chapter 11 restructuring.

In conjunction with the Recapitalization, Aegerion has entered into the RSA with many of its key stakeholders, including Novelion, the holders of in excess of 67% of the 2.00% convertible notes issued by Aegerion due 2019 (Existing Convertible Notes) and the holders of 100% of the principal amount under Aegerion’s other indebtedness for borrowed money.

To facilitate the Recapitalization, Aegerion and its U.S. subsidiary Aegerion Pharmaceuticals Holdings, Inc. (the Debtors) have commenced cases in the United States Bankruptcy Court for the Southern District of New York (the Court) pursuant to Chapter 11 of the United States Code. Aegerion will continue to operate in the ordinary course of business during the Chapter 11 process. The non-U.S. subsidiaries of Aegerion are not part of the Chapter 11 proceedings.

Certain Key Terms of the Recapitalization

The Recapitalization ascribes an enterprise value to Aegerion and Amryt of $395 million and $146 million, respectively, excluding cash and cash equivalents and subject to adjustment for accrued interest and certain payments that are due to the DOJ and the SEC. The key terms of the Recapitalization (the Restructuring Transactions), which are subject to Bankruptcy Court approval and other customary conditions, include the following:

•	Amryt acquiring 100% of the outstanding new equity interests in recapitalized Aegerion;
•
Ordinary equity of Amryt representing 61.4% of the outstanding ordinary equity of Amryt, after giving effect to the Restructuring Transactions but before giving effect to equity underlying the New Convertible Notes, the Deal Equity Raise (each as described below), ordinary shares that may be issuable in satisfaction of the CVR (described below) if the relevant milestones are achieved, and equity that is reserved for issuance under any management equity compensation plan adopted by Amryt, will be distributed to certain existing creditors of Aegerion in complete or partial satisfaction of their claims, including in partial satisfaction of the claims of the holders of the Existing Convertible Notes and in complete satisfaction of Novelion’s approximately $36 million claims on account of the Intercompany Loan;

•
Pre-Recapitalization shareholders of Amryt continuing to own 38.6% of the outstanding ordinary equity of Amryt, after giving effect to the Restructuring Transactions but before giving effect to equity underlying the New Convertible Notes, the Deal Equity Raise, and any equity issued on account of the CVRs and under any management equity compensation plan adopted by Amryt;

•	The equity interests of Aegerion held by Novelion being terminated;
•
Aegerion issuing $125 million of new 5% convertible notes (the New Convertible Notes). The New Convertible Notes will be issued to certain existing creditors of Aegerion in satisfaction of their claims (and not for cash), including in satisfaction of a portion of the Existing Convertible Notes, the approximately $22 million of “Roll Up Debt” under the Aegerion’s existing bridge loan facility, and any amounts drawn down under Aegerion’s DIP Financing (defined below) that are not otherwise satisfied in cash at the closing of the Restructuring Transactions;

•
Aegerion’s existing Bridge Loan in the original principal amount of $50 million, held by certain funds managed by Athyrium Capital Management, LP (Athyrium) and Highbridge Capital Management, LLC (Highbridge), as well as Amryt’s existing approximately €20

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
2

million (in principal) of secured debt, will be converted into new first-lien secured debt of Amryt and Aegerion, which will have a cash interest rate of 6.5% per annum and an additional 6.5% PIK (Paid in Kind) interest rate and mature five years from the closing date of the Restructuring Transactions;
•
Amryt shareholders prior to the consummation of the Restructuring Transactions will receive a contingent value right (CVR) entitling them to receipt of proceeds of up to $85 million upon the occurrence of certain milestones related to the regulatory approval and commercialization of AP 101, its late-stage development product candidate, with such payments to be made in loan notes or ordinary shares, at the election of its board;

•
In connection with the closing of the Restructuring Transactions, Amryt plans to raise $60 million through the issuance of new equity of Amryt (the Deal Equity Raise). The proceeds from the Deal Equity Raise will be used as provided in the Plan to pay certain expenses and for general corporate purposes. The new equity will be priced at a 20 percent discount to Amryt’s implied valuation pro forma to the Restructuring Transaction with $18 million of the new equity offered to certain Amryt investors and $42 million to certain creditors of Aegerion on a pro rata basis, including Novelion. Certain of Aegerion bondholders, including Athyrium, Highbridge, UBS and Whitebox, have agreed to purchase any unsubscribed portion of the new equity;

•
Aegerion intends to, and the Plan provides that Aegerion will, continue to fully honor all obligations to the U.S. Department of Justice, the U.S. Securities and Exchange Commission and other U.S. and state government agencies and courts, which obligations will not be impaired by the Restructuring Transactions;

•
Aegerion intends to continue to pay all trade and other ordinary operating expenses that arise during the course of the Chapter 11 cases and, upon consummation of the Restructuring Transactions, repay 100% of any allowed trade claims outstanding as of the Chapter 11 filing;

•
Under the terms of the PFA, following the approval by the Court of certain provisions of the PFA, Aegerion and its advisors will have a 55-day period to solicit alternative transactions that are superior, from a financial point of view, to the Restructuring Transactions. Subject to the limitations of the PFA, Aegerion is also entitled to respond to unsolicited proposals if Aegerion determines that such proposals are reasonably likely to result in a superior transaction. Aegerion is entitled to terminate the PFA in order to enter into a superior transaction, provided that it reimburses Amryt for costs and expenses incurred in connection with the Restructuring Transactions (with a cap of $4,000,000) at the time of termination and pays a termination fee of $11,850,000 upon the consummation of the superior transaction. Approximately 34.3% of Amryt’s existing shareholders have committed to supporting the Restructuring Transactions through written undertakings.

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
3

•
The Debtors expect to enter into a $20 million super-priority debtor-in-possession multi-draw term loan facility (the DIP Financing) with Athyrium and Highbridge on terms and conditions set forth in the DIP credit agreement and proposed DIP order filed with the Court. Upon approval by the Court and the satisfaction of the conditions set forth in the DIP credit agreement, the DIP Financing will provide the Debtors with liquidity that will be used to support the Restructuring Transactions. Any portion of the DIP Financing that is drawn and not repaid in cash upon the closing of the Restructuring Transactions will be converted into a portion of the $125 million of New Convertible Notes discussed above. The Debtors have also negotiated with their existing secured lenders the terms of consensual use of cash collateral during the pendency of the Chapter 11 cases.

The Recapitalization and business combination between Aegerion and Amryt is expected to create a global rare disease company with a diversified commercial and clinical-stage portfolio with growing commercial assets and multiple late stage product candidates. The development pipeline includes Amryt’s AP101 product candidate currently in Phase III development for epidermolysis bullosa (EB), as well as additional potential indications for Aegerion’s products, including metreleptin as a potential treatment for partial lipodystrophy (PL) in the U.S., which is already approved in Europe, and lomitapide as a potential treatment for familial chylomicronemia syndrome (FCS).

“The combination of Amryt and Aegerion will create a financially stronger and well-capitalized rare disease company with two commercial products and a pipeline of late stage rare disease products. Amryt’s executive management team has the depth of experience to commercialize Aegerion’s marketed products, as demonstrated by its ability to grow sales of LOJUXTA® in the European market, to develop and, if approved, commercialize Amryt’s late stage product candidate, AP101, and to pursue additional potential indications for metreleptin and lomitapide,” said Ben Harshbarger, Novelion’s Interim Chief Executive Officer. “With the opportunity to leverage synergies between the two companies to reduce overlap in expenses and eliminate the intercompany royalties through the existing LOJUXTA licensing agreement among the two companies, we believe these transactions create a compelling growth story and value creation opportunity for Aegerion and its stakeholders, including Novelion.”

“The acquisition of Aegerion accelerates our ambition to become a global leader in treating rare conditions where there is a high unmet medical need,” commented Joe Wiley, Chief Executive Officer of Amryt. By delivering two substantial revenue-generating products and an enhanced pipeline of promising development opportunities, this will significantly strengthen our growth in highly attractive markets globally. Amryt has a unique insight into both Aegerion and its products, through our commercial success with LOJUXTA and given that many of our senior management team previously worked at Aegerion.”

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
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Impact on Novelion

Novelion has agreed to enter into the RSA and support Aegerion’s proposed Chapter 11 plan, which Novelion believes will avoid value destructive potential litigation with Aegerion, its other secured lenders and the majority holders of the Existing Convertible Notes, including as it may relate to challenges to Novelion’s intercompany secured loan and the terms that Aegerion could impose or “cram down” on Novelion through a Chapter 11 plan that Novelion did not support. Under the proposed plan, Novelion’s existing approximately $36 million intercompany secured loan to Aegerion (the Intercompany Loan) will be allowed in full and will receive a distribution of equity under Aegerion’s plan of reorganization representing approximately 10.1% equity ownership of Amryt on a pro forma basis, prior to any dilution from equity to be issued in connection with Deal Equity Raise, upon conversion of the New Convertible Notes, ordinary shares that may be issuable in satisfaction of the CVR if the relevant milestones are achieved, and equity that is reserved for issuance under any management equity compensation plan adopted by Amryt. After taking into account the new Amryt equity anticipated to be issued in connection with the Deal Equity Raise, Novelion is projected to own approximately 8.1% of Amryt. Novelion’s treatment under the plan on account of its intercompany loan represents an approximately 84% recovery and the equity received will be freely transferable. Also, Novelion has the right to subscribe to purchase its pro rata share of the $42 million of new equity being offered to Aegerion’s creditors, which are priced at a 20 percent discount to Amryt’s implied Recapitalization valuation. Due to Novelion’s liquidity position, however, it is unlikely that Novelion will exercise that right in full or at all.

In addition, the Debtors entered into shared services agreements with Novelion and Novelion Services USA, Inc., a subsidiary of Novelion, dated as of December 1, 2016, but effective as of November 29, 2016 (the Shared Services Agreements), pursuant to which the Debtors provide to Novelion and Novelion provides to the Debtors, certain services, including, but not limited to administrative support, human resources, information technology support, accounting, finance, and legal services. In connection with the execution of the RSA and to facilitate the restructuring, the Debtors and Novelion negotiated and executed an amendment to the Shared Services Agreements (together, the Amended Shared Services Agreements), which modified the Shared Services Agreements to provide, among other things, for Aegerion to make certain cash payments to Novelion on account of certain services Novelion provided or will provide to Aegerion. Pursuant to the Amended Shared Services Agreement, Aegerion has made a payment to Novelion of approximately $3.1 million and has committed to make additional cash payments of up to approximately $2 million. Amended Shared Services Agreements provide Novelion with greater and more certain recoveries from Aegerion for the critical shared services Novelion provides.

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
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Novelion will retain its existing cash balances, public listing and net operating loss (NOL) carryforwards (subject to applicable tax laws). The value, if any, of such listing and NOL carryforwards are unknown at this time.

As a result of the valuation of Aegerion and its outstanding debts, Novelion is not receiving any consideration under Aegerion’s plan on account of its equity in Aegerion. Those existing equity interests are being cancelled under Aegerion’s Chapter 11 plan and Aegerion is issuing new equity interests to Amryt in exchange for the consideration to be paid under the PFA. Because its equity interests are being cancelled for no consideration under the Chapter 11 plan, Novelion is deemed to reject the plan in its capacity as a shareholder. By operation of U.S. bankruptcy law, however, Aegerion’s plan may be confirmed and consummated notwithstanding the deemed rejection by Novelion as its sole equity holder.

In furtherance of its duty to maximize value for its shareholders, the board of directors of Novelion, together with its management team and legal and financial advisors, is evaluating post-closing plans with respect to Novelion, including a potential wind-up of Novelion and a distribution of assets to shareholders, and recommendations related to same will be communicated to shareholders in due course.

Aegerion Chapter 11 Cases

As described above, to facilitate the Recapitalization, concurrent with the PFA and RSA, the Debtors filed for Chapter 11 protection. Aegerion will continue to operate in the ordinary course of business during the Chapter 11 cases. Novelion and non-U.S. Aegerion subsidiaries are not debtors in these Chapter 11 cases.

Importantly, during the pendency of the Chapter 11 cases, Aegerion intends to:

•	continue to make available to patients its two approved therapies, JUXTAPID and MYALEPT;
•
continue to pay all trade and other ordinary course operating expenses during the course of the Chapter 11 cases and, upon consummation of the Recapitalization, repay 100% of any allowed trade claims; and

•	continue to pay and provide all ordinary course compensation and benefits to its existing employees, without any impairment, delay, adjustment or changes.

Amryt Listing, Board of Directors and Management

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
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1 Amryt will continue to be listed on the AIM market of the London Stock Exchange. Following the Recapitalization, Amryt’s global headquarters will be in Dublin, Ireland and its U.S. headquarters will be in the Cambridge, Massachusetts area.

Upon the closing of the Recapitalization, Amryt will designate three members to its board, including CEO Joe Wiley, and Athyrium and Highbridge will designate two members each to the board. The Chairperson of the Board will be appointed by Amryt and will be unaffiliated with Amryt, Novelion or Aegerion. Amryt will continue to be led by its executive team, which will be supplemented by certain Aegerion executives on both a transitional and permanent basis. Amryt executives have significant experience in the development and commercialization of rare disease products, including specific knowledge of Aegerion’s products through its licensing relationship for LOJUXTA® in the EU. In addition, certain Amryt executives, including Chief Medical Officer Mark Sumeray and Chief Commercial Officer David Allmond, are former members of Aegerion’s executive team.

Closing Conditions and Timing

The consummation of the Recapitalization is subject to a number of closing conditions, including approval by Amryt’s shareholders, approval of the independent Amryt shareholders in connection with the whitewash waiver granted by the UK Panel on Takeovers and Mergers, re-admission of Amryt’s ordinary shares for trading on AIM, confirmation of the Aegerion plan of reorganization by the Bankruptcy Court, and other customary closing conditions.

The parties expect the transaction to close in the late third or early fourth calendar quarter of 2019.

Advisors

Evercore acted as financial advisor and Goodwin Procter LLP and Norton Rose Fulbright Canada LLP acted as legal advisors to Novelion. Moelis & Company LLC acted as financial and restructuring advisor, AP Services, LLC acted as financial advisor and chief restructuring officer, and Willkie Farr & Gallagher LLP acted as legal advisor to Aegerion. Ducera Partners LLC acted as financial advisor and Latham & Watkins LLP and King & Spalding LLP acted as legal advisors to the ad hoc group of convertible noteholders.

Additional details, including copies of the PFA, RSA and other agreements, will be contained in Current Report on Form 8-K that Novelion intends to file with the Securities and Exchange Commission (www.sec.gov). Investors are encouraged to read the Current Report on Form 8-K and the agreements filed therewith, and the foregoing summary of the Recapitalization is qualified in its entirety by reference thereto.

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
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Conference Call Details

Amryt Management will host a conference call for analysts today at 1330 BST (0830 EDT). Dial in details:
Conference ID: 3387304
From the UK/International: +44 (0) 2071 928000 I 0800 376 7922
From Ireland: (01) 431 9615 I 1800 936148
From the US: +1 631 510 7495 I 1 866 966 1396

A recording of the call will be available from 18.30 (BST) today, please email ir@amrytpharma.com for access details.

About Novelion Therapeutics
Novelion, through its subsidiary Aegerion Pharmaceuticals, is a global biopharmaceutical company dedicated to developing and commercializing therapies that deliver new standards of care for people living with rare diseases. With a global footprint and an established commercial portfolio, including MYALEPT® (metreleptin) and JUXTAPID® (lomitapide), our business is supported by differentiated treatments that treat severe and rare diseases.

About Amryt
Amryt is a biopharmaceutical company focused on developing and delivering innovative new treatments to help improve the lives of patients with rare or orphan diseases.

LOJUXTA® is an approved treatment for adult patients with the rare cholesterol disorder - Homozygous Familial Hypercholesterolaemia (“HoFH”). This disorder impairs the body’s ability to remove low density lipoprotein (“LDL”) cholesterol (“bad” cholesterol) from the blood, typically leading to abnormally high blood LDL cholesterol levels in the body from before birth - often ten times more than people without HoFH - and subsequent aggressive and premature narrowing and blocking of blood vessels. LOJUXTA® is indicated as an adjunct to a low-fat diet and other lipid-lowering medicinal products with or without LDL apheresis in adult patients with HoFH.

Amryt is the marketing authorisation holder and has an exclusive license to sell LOJUXTA® across the European Economic Area, Middle East and North Africa, Switzerland, Turkey, Israel, Russia, the Commonwealth of Independent States and the non-EU Balkan states.

Amryt’s lead development candidate, AP101, is a potential treatment for Epidermolysis Bullosa (“EB”), a rare and distressing genetic skin disorder affecting young children and adults for which there is currently no treatment. It is currently in Phase 3 clinical trials and recently reported positive unblinded interim efficacy analysis results and is anticipated will be fully enrolled by end of H2 2019. The European and US market opportunity for EB is estimated to be in excess of $1 billion.

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
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In March 2018, Amryt in-licenced a pre-clinical gene-therapy platform technology, AP103, which offers a potential treatment for patients with Recessive Dystrophic Epidermolysis Bullosa, a subset of EB, and is also potentially relevant to other genetic disorders.

For more information on Amryt, please visit www.amrytpharma.com.

Forward-Looking Statements and Risk Factors
Certain statements in this press release constitute “forward-looking statements” and “forward-looking information” within the meaning of applicable laws and regulations, including U.S. and Canadian securities laws. Any statements contained herein which do not describe historical facts, including, among others, statements regarding beliefs about, and expectations for, plans to undertake a comprehensive restructuring of Aegerion Pharmaceuticals, the proposed transaction between Aegerion Pharmaceuticals and Amryt, including the key terms, expected ownership, benefits of the proposed transaction to Novelion’s and Aegerion’s stakeholders, expected closing and performance of the combined company, and the RSA are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, Novelion’s and Aegerion’s ability to meet immediate operational needs and obligations, as well as long-term obligations; Novelion’s and Aegerion’s ability to continue as a going concern; the possibility that the restrictions in and other terms of Aegerion’s loan arrangements could have a negative impact on Novelion’s business and its shareholders (whose interests may not be aligned, and may be in conflict, with those of Aegerion’s holders of convertible notes and other lenders); whether Aegerion will be able to successfully complete the Restructuring Transactions; that Novelion will not realize the benefits of the Restructuring Transactions; potential adverse effects of the Chapter 11 cases; the Debtors ability to obtain timely approval by the Court with respect to motions filed in the Chapter 11 cases; objections to the Restructuring Transactions, DIP Financing or other pleadings filed that could protract the Chapter 11 cases; the effects of the bankruptcy petitions on Novelion and on the interest of various constituents, including holders of Novelion’s common stock; the Court’s ruling in the Chapter 11 cases; risks associated with third party motions in the Chapter 11 cases; and increased administrative and legal costs related to the Chapter 11 process and other litigation and inherent risks involved in a bankruptcy process; Novelion’s ability to maintain its listing status on Nasdaq (the failure of which would constitute an event of default under Aegerion’s loan arrangements), as well as those risks identified in Novelion’s filings with the Commission, including under the heading “Risk Factors” in Novelion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and subsequent filings with the Commission, all of which are available on the Commission’s website at www.sec.gov.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Except as required by law, we undertake no obligation to update or revise the

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
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information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be an appropriate subject of reliance for other purposes.

Investors and others should note that we communicate with our investors and the public using the Novelion website www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, Commission filings, press releases, public conference call transcripts and webcast transcripts. The information that we post on this website could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

CONTACT:
Amanda (Murphy) Cray, Director, Investor Relations & Corporate Communications
Novelion Therapeutics Inc.
857-242-5024
amanda.cray@novelion.com

1 Note: The announcement will lead to suspension. Following publication of the admission document, the larger Amryt Group will be listed on the AIM market.
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EXHIBIT A

Plan

EXHIBIT B

Plan Funding Agreement

EXHIBIT C

DIP Credit Agreement

EXHIBIT D

Disclosure Statement

EXHIBIT E

Backstop Commitment Agreement

EXHIBIT F

Term Sheet for New Convertible Notes Indenture

EXHIBIT G

Term Sheet for New First Lien Secured Credit Facility